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As filed with the Securities and Exchange Commission on December 10, 2004

Registration No. 333-118948

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHIRON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	94-2754624 (IRS Employer Identification Number)
4560 Horton Street Emeryville, California 94608 (510) 655-8730 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

URSULA B. BARTELS
Vice President and General Counsel
Chiron Corporation
4560 Horton Street
Emeryville, California 94608
(510) 655-8730
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

FRANK H. GOLAY
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067-1725
(310) 712-6600

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Debenture(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

2 3/4% Convertible Debentures due 2034	$385,000,000	100%	$385,000,000	$48,780

Common Stock, par value $0.01 per share	5,746,279(2)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

(2)
Each debenture may be converted into common stock at a conversion rate of 14.9254 shares of common stock per $1,000 principal amount of the debentures (which is equal to a conversion price of approximately $67.00 per share). Pursuant to Rule 416, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares of common stock issuable as provided in the indenture covering the debentures.

(3)
Pursuant to Rule 457(i), there is no filing fee with respect to shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2004

$385,000,000

2 3/4% CONVERTIBLE DEBENTURES DUE 2034

Interest payable on June 30 and December 30

        We issued $385,000,000 aggregate principal amount of our 2 3/4% Convertible Debentures due 2034 in a private placement on June 22, 2004. This prospectus relates to resales of the debentures and shares of our common stock issuable upon conversion of the debentures.

        The debentures and shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the debentures or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the debentures or at negotiated prices directly or through a broker, who may act as agent or as principal, or by a combination of such methods. See "Plan of Distribution" beginning on page 58.

        We will not receive any of the proceeds from the sale of the debentures or the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from such sale.

        Holders may convert the debentures into cash and, if applicable, shares of our common stock at a conversion rate of 14.9254 shares of common stock per $1,000 principal amount of debentures (which is equal to a conversion price of approximately $67.00 per share), subject to adjustment, before the close of business on June 30, 2034 (the final maturity date) only under the following circumstances: (1) during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the conversion price per share of common stock on the first day of such conversion period; (2) during the five business day period following any five consecutive trading day period in which the average of the trading prices for a debenture is less than 98% of the average closing sale price of our common stock multiplied by the conversion rate; (3) if the debentures have been called for redemption; (4) upon the occurrence of specified credit ratings events with respect to our long-term senior debt (or, if the debentures have been rated, the debentures); (5) upon the occurrence and continuance of specified corporate transactions and (6) in connection with a transaction or event constituting a change in control. Under certain circumstances, we may be required to pay a make whole premium and accrued but unpaid interest if holders convert their debentures in connection with a change in control on or prior to July 5, 2010.

        Subject to certain exceptions described in "Description of Debentures," at the time debentures are tendered for conversion, the value (the "Conversion Value") of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the debentures will be determined by multiplying the applicable conversion rate by the Five Day Weighted Average Price, which equals the average of the daily volume weighted average price of our common stock on the Nasdaq National Market for each of the five consecutive trading days beginning on the second trading day immediately following the day the debentures are tendered for conversion (the "Five Day Weighted Average Price"). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the debentures to be converted and (b) the aggregate principal amount of the debentures to be converted, and (2) if the aggregate Conversion Value of the debentures to be converted is greater than the Principal Return, an amount in shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"). We will pay the Principal Return and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Weighted Average Price.

        On or after July 5, 2010, we may redeem for cash all or part of the debentures at a redemption price of 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, up to the redemption date.

        Holders may require us to repurchase for cash all or part of the debentures on June 30 of 2010, 2014, 2019, 2024 and 2029, at a repurchase price of 100% of the principal amount of the debentures, plus accrued and unpaid interest, if any, up to the repurchase date. Holders may also require us to repurchase their debentures upon the occurrence of a change in control at a repurchase price of 100% of the principal amount of debentures being repurchased, plus accrued and unpaid interest, if any, up to the repurchase date, payable in cash, plus the make whole premium, if any, payable in shares of our common stock (or other certain consideration). See "Description of Debentures—Determination of the Make Whole Premium."

        If the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures for any 20 out of the last 30 trading days ending on the third trading day preceding any scheduled repurchase date, then the interest rate on the debentures will be subject to an upward adjustment to the reset rate for the subsequent six-month period. Once an upward interest adjustment is in effect for the six-month period after a repurchase date, the upward interest adjustment will remain in effect for each subsequent six-month period until the next repurchase date (or, in the case of an upward interest adjustment in effect for the six-month period after the June 30, 2029 repurchase date, until maturity) if the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding the June 30 or December 30, on which such six-month period begins. If the average of the closing sale prices of our common stock is greater than 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding any June 30 or December 30, then no upward interest adjustment will be in effect, and the interest rate on the debentures will equal the interest rate stated on this cover, for the subsequent six-month period. The conversion price as of any day will equal the principal amount of the debentures to be converted divided by the conversion rate in effect on that day. If an upward interest adjustment is in effect for a particular six-month period, we will pay interest on the debentures at the rate per year equal to the reset rate for such period.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CHIR". On December 9, 2004, the last reported sale price of our common stock was $31.04 per share.

        For U.S. federal income tax purposes, the debentures will be subject to U.S. federal income tax rules applicable to contingent payment debt instruments. See "Certain United States Federal Income Tax Consequences" beginning on page 45.

        Investing in the securities offered by this prospectus involves risks. See "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

i

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, or Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC at the above address, at prescribed rates.

        The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

        You can also inspect reports, proxy statements and other information about us at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

        You can also obtain access to our reports and proxy statements, free of charge, on our website at www.chiron.com as soon as reasonably practicable after such filings are electronically filed with the SEC.

        We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified or superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

Chiron SEC Filings (File No. 0-12798)	Period or Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004
Current Reports on Form 8-K	Filed on January 9, 2004, May 14, 2004, May 18, 2004, June 15, 2004, June 17, 2004, July 27, 2004, August 27, 2004, September 10, 2004, September 10, 2004, September 13, 2004, October 5, 2004, October 12, 2004, October 13, 2004, October 18, 2004, November 5, 2004, December 8, 2004, December 9, 2004 and December 10, 2004

        All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures under this document will also be deemed to be incorporated herein by reference. Any statement that is modified or superseded will not, except as so modified or superseded, constitute part of this prospectus.

        You may request a copy of these filings at no cost, by writing or calling Chiron at the following address or telephone number:

Corporate Communications
Chiron Corporation
4560 Horton Street
Emeryville, CA 94608
Tel (510) 655-8730
Fax (510) 655-9910

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

ii

        You should rely only upon the information provided in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

FORWARD LOOKING INFORMATION

        Some of the statements under "Summary" and elsewhere in this prospectus and any documents incorporated by reference constitute forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may", "will", "could", "would", "should", "expect", "plan", "anticipate", "intend", "believe", "estimate", "predict", "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our industries or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results. All of the forward looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" in this document and "Factors That May Affect Future Results" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Form 10-K and Form 10-Q, incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

        We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the company's businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward looking statements. Accordingly, forward looking statements should not be relied upon as a prediction of actual results.

iii

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision regarding the debentures. Unless otherwise specified, information contained in this prospectus assumes no exercise by the initial purchasers of their option to purchase additional debentures.

Chiron Corporation

        We are a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. We apply our advanced understanding of the biology of cancer and infectious disease to develop products from our platforms in proteins (therapeutic proteins and monoclonal antibodies), small molecules and vaccines. We commercialize our products through three business units: blood testing, vaccines and biopharmaceuticals.

        We were incorporated in California in 1981 and merged into a Delaware corporation in November 1986. Our principal executive offices are located at 4560 Horton Street, Emeryville, California 94608, and our main telephone number is (510) 655-8730.

The Debentures

        This prospectus relates to resales of $385,000,000 aggregate principal amount of the debentures and 5,746,279 shares of our common stock initially issuable upon conversion of the debentures, plus an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, change in control or similar event or adjustment in the number of shares of common stock issuable as provided in the indenture covering the debentures.

        We issued and sold $385,000,000 aggregate principal amount of the debentures on June 22, 2004 in a private offering to the initial purchasers. We have been advised by the initial purchasers that the debentures were resold in transactions that were exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

        The following is a brief summary of the terms of the debentures. For a more complete description of the debentures, see section entitled "Description of Debentures" in this prospectus.

Debentures	$385,000,000 aggregate principal amount of 2 3/4% Convertible Debentures due June 30, 2034.
Ranking	The debentures are senior, unsecured obligations of Chiron and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.
Maturity	The debentures will mature on June 30, 2034, unless earlier converted, redeemed or repurchased.

Interest
The debentures accrue interest at the rate of 2.75% per year, subject to upward adjustment as described below. We will pay accrued and unpaid interest semiannually in arrears on June 30 and December 30, commencing December 30, 2004, to holders of record at the close of business on the immediately preceding June 15 and December 15. Interest will be calculated using a 360-day year comprised of twelve 30-day months.
Conversion Rights	Holders may convert their debentures prior to stated maturity at the applicable conversion rate under any of the following circumstances:
•
during any conversion period (the period from and including the eleventh trading day in a fiscal quarter up to but excluding the eleventh trading day of the following fiscal quarter) if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the conversion price per share of common stock on the first day of such conversion period;
•
during the five business day period following any five consecutive trading day period in which the average of the trading prices (as defined under "Description of Debentures—Conversion Rights") for a debenture is less than 98% of the average closing sale price of our common stock multiplied by the applicable conversion rate (however, if, on the day before the conversion date, the closing sale price of the common stock is greater than 100% but less than or equal to 120% of the conversion price, then holders converting their debentures will receive, in lieu of a Conversion Value based on the applicable conversion rate, a Conversion Value equal to the principal amount of the debentures to be converted, plus accrued and unpaid interest, if any, up to the conversion date);
	•	if such debentures have been called for redemption;
•
during such period, if any, that the credit rating assigned to our long-term senior debt (or, if the debentures have been rated, the debentures) by both Moody's and Standard & Poor's is below specified levels, or if neither rating agency is rating our long-term senior debt (or, if the debentures have been rated, the debentures);
	•	upon the occurrence and continuance of specified corporate transactions; and
	•	in connection with a transaction or event constituting a change in control, as described under "Description of Debentures—Conversion Rights."

The initial conversion rate is 14.9254 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $67.00 per share of common stock.

Subject to certain exceptions described in "Description of Debentures," at the time debentures are tendered for conversion, the value (the "Conversion Value") of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the debentures will be determined by multiplying the applicable conversion rate by the Five Day Weighted Average Price. We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the debentures to be converted and (b) the aggregate principal amount of the debentures to be converted, and (2) if the aggregate Conversion Value of the debentures to be converted is greater than the Principal Return, an amount in shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"). We will pay the Principal Return and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Weighted Average Price.

Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the debentures and accrued interest payable on the debentures, except as described below. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited, except as described below. We will not adjust the conversion price or the conversion rate to account for accrued interest.

In addition, if a change in control occurs on or prior to July 5, 2010, under certain circumstances, holders will also receive the make whole premium payable in shares of our common stock (or certain other consideration) and accrued and unpaid interest. See "Description of Debentures—Determination of the Make Whole Premium."
Redemption at Chiron's Option
On or after July 5, 2010, we may redeem for cash all or part of the debentures at any time, upon 30 to 60 days' prior notice by mail to holders of the debentures, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, up to the redemption date.

Repurchase at Holders' Option
You have the right to require us to repurchase for cash all or part of your debentures on June 30, 2010, June 30, 2014, June 30, 2019, June 30, 2024 and June 30, 2029, each a "repurchase date". In each case, the repurchase price will be equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest, if any, up to the repurchase date.
Change in Control
If Chiron undergoes certain change in control transactions, you will have the option to require us to repurchase all or part of your debentures not previously called for redemption. The repurchase price will be equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest, if any, up to the repurchase date payable in cash, plus the make whole premium, if any, payable in shares of our common stock (or certain other consideration).
Make Whole Premium Upon a Change in Control
If a change in control occurs on or prior to July 5, 2010, under certain circumstances, we will pay a make whole premium on debentures converted in connection with, or tendered for repurchase upon, a change in control as described below. The make whole premium will be payable in our stock (or the consideration into which our stock has been exchanged) on the repurchase date for the debentures after the change in control, both for debentures tendered for repurchase and for debentures converted in connection with the change in control.

The amount of the make whole premium, if any, will be based on the price paid per share of our common stock in the transaction constituting the change in control (the "stock price") and the effective date of the change in control. A description of how the make whole premium will be determined and tables showing the make whole premium that would apply at various stock prices and change in control effective dates based on assumed interest and conversion rates are set forth under "Description of Debentures—Determination of the Make Whole Premium." No make whole premium will be paid if the stock price is less than $44.84 per share or if the stock price exceeds $150.00 per share, subject to adjustment.

Interest Adjustment
If the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures for any 20 out of the last 30 trading days ending on the third trading day preceding any scheduled repurchase date, then the interest rate on the debentures will be subject to an upward adjustment to the reset rate (as defined below) for the subsequent six-month period and potentially for each subsequent six-month period prior to the next repurchase date (or, in the case of the June 30, 2029 repurchase date, until maturity) as further explained below. If an upward interest adjustment is in effect for the six-month period immediately following any repurchase date, the upward interest adjustment will remain in effect for each subsequent six-month period until the next repurchase date (or, in the case of an upward interest adjustment in effect for the six-month period after the June 30, 2029 repurchase date, until maturity) if the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding the June 30 or December 30 on which such six-month period begins. However, if the average of the closing sale prices of our common stock is greater than 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding any June 30 or December 30 prior to the next repurchase date (or, in the case of the June 30, 2029 repurchase date, until maturity), then no upward interest adjustment will be in effect for the subsequent six-month period, and the interest rate on the debentures will equal the interest rate stated on the cover of this prospectus for that six-month period, although the interest rate for subsequent six-month periods until the next repurchase date may be adjusted upwards if the average of the closing sales prices of our common stock is less than or equal to 70% of the conversion price of the debentures during the measurement period for any such six-month period.

If the average of the closing sale prices of our common stock is greater than 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the interest rate on the debentures will not be subject to an upward adjustment until the next repurchase date.

The conversion price as of any day will equal the principal amount of the debentures to be converted divided by the conversion rate in effect on that day. If an upward interest adjustment is in effect for a particular six-month period, we will pay interest on the debentures at the rate per year equal to the reset rate for such period.

The "reset rate" applicable to any six-month period for which there is an upward interest adjustment, as determined by Morgan Stanley & Co. Incorporated, the initial reset rate agent, will be equal to an annual rate (which we call the "reference fixed rate") that would, in the judgment of the reset rate agent, result in a trading price of par with a hypothetical issue of senior, non-convertible, fixed rate debt securities of Chiron with the following terms:
•
a final maturity equal to the term from the repurchase date with respect to which the reset rate is determined until the next repurchase date (or maturity if the repurchase date is the June 30, 2029 repurchase date);
	•	an aggregate principal amount equal to that of the debentures; and
	•	provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate debt securities, substantially identical to those of the debentures.

In no event, however, will the applicable reset rate ever be greater than 12% without our prior written consent. At our request, the reset rate will be the average of the reference fixed rate and a rate provided by one other nationally recognized investment bank.

If the reset rate agent determines in its sole judgment that there is no suitable reference fixed rate, the reset rate will be the reset rate most recently determined or, if none, a rate reasonably determined by the reset rate agent to reflect current market conditions. Such reset rate will remain in effect until the reset rate agent determines that there is a suitable reference fixed rate, at which time the reset rate agent will determine a new reset rate.
Events of Default	The following are events of default with respect to the debentures (references to "our" mean Chiron Corporation and not any of its subsidiaries):
	•	our failure for 30 days to pay when due any interest on the debentures (including after any upward interest adjustment);
•
our failure to pay the principal of the debentures and any accrued interest (including after any upward interest adjustment) at maturity, upon redemption, upon repurchase or following certain change in control transactions, when the same becomes due and payable;
•
our failure to comply with any of our covenants or agreements in the debentures or the indenture for 60 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of all outstanding debentures affected by that failure;

•
we or any of our subsidiaries default under any other instruments of indebtedness with an outstanding principal amount of $25,000,000 or more which has caused the holders of such indebtedness to declare such indebtedness due and payable prior to its stated maturity, unless rescinded within 30 days;
•
we or any of our subsidiaries default in the payment of principal or premium at final maturity under any other instruments of indebtedness, which default is in an aggregate principal amount exceeding $25,000,000 and continues unremedied and unwaived for more than 30 business days; and
	•	some events involving the bankruptcy, insolvency or reorganization of us or certain of our subsidiaries.

If there is an event of default with respect to the debentures, the principal amount of the debentures, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances.
Book-Entry Form
The debentures were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated debentures, except in limited circumstances.
Tax Treatment
Each holder has agreed in the indenture to treat the debentures as "contingent payment debt instruments" for U.S. federal income tax purposes and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms otherwise similar to the debentures. Based on the agreement, (i) each holder will be required to accrue interest at that rate, with the result that a holder will recognize taxable income significantly in excess of any cash received while the debentures are outstanding and (ii) a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the debentures. See "Certain United States Federal Income Tax Consequences".

Each investor should consult its tax advisor regarding the U.S. federal, state, local and foreign tax consequences of an investment in the debentures and whether an investment in the debentures is advisable in light of the agreed upon tax treatment and the investor's particular tax situation.
Use of Proceeds	We will not receive any proceeds from the sale by any securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures.
Trading
The debentures are not listed on any securities exchange or included in any automated quotation system, but are eligible for trading in the PORTAL market. However, no assurance can be given as to the liquidity of or trading market for the debentures. Our common stock is quoted on the Nasdaq National Market under the symbol "CHIR".

 RISK FACTORS

        You should carefully consider the following information, together with the other information contained or incorporated by reference in this prospectus, before purchasing the securities offered by this prospectus.

Risks Related To This Offering

We expect that the trading value of the debentures will be significantly affected by the price of our common stock and other factors.

        The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue. In addition, the debentures have a number of new features, such as the upward interest adjustment, that could adversely affect the value of, and the trading prices for, the debentures. The market price of our common stock is subject to significant volatility due to any number of events, both internal and external to us, including the factors described under "—Our stock price could be volatile."

        In connection with our research and development collaborations, from time to time we invest in equity securities of our corporate partners. The price of these securities also is subject to significant volatility and may be affected by, among other things, the types of events that affect our stock. Changes in the market price of these securities may impact our profitability and the trading price of our debentures.

An active trading market for the debentures has not developed and may not develop.

        The debentures comprise a new issue of securities for which there is currently no public market. If the debentures are traded, they may do so at a discount from the price at which you purchase them, depending on many factors, including, among other things, prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors. The debentures are not and will not be listed on any securities exchange, and we do not know whether an active trading market will develop or be maintained for the debentures. To the extent that an active trading market for the debentures does not develop, their liquidity and trading price may be adversely affected.

We may not have the ability to raise the funds necessary to finance the change in control purchase or the purchase at the option of the holder.

        On specified dates and upon the occurrence of specific kinds of change in control events, holders of debentures may require us to purchase their debentures. However, it is possible that we will not have sufficient funds at that time to make the required purchase of debentures particularly if we have had to previously purchase our other outstanding convertible securities. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. Furthermore, the ability of holders of debentures to require us to purchase their debentures upon the occurrence of certain change in control events make it more difficult for a third party to acquire us.

The terms of the debentures and our other debt obligations may cause dilution of our common stock or reduce our available cash.

        We have outstanding Liquid Yield Option Notes™ due 2031, or LYONs, and 1 5/8% convertible debentures due 2033, or the 2033 debentures. Both the LYONs and the 2033 debentures are senior unsecured debt obligations and rank equal in right of payment with each other, with these debentures and with our future senior unsecured debt. The LYONs are convertible into shares of our common stock at any time at the option of the holders. The 2033 debentures are convertible into shares of our common stock only upon the occurrence of certain circumstances, which are similar to the circumstances triggering convertibility of these debentures. The conversion of some or all of the LYONs, the 2033 debentures or these debentures will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect the prevailing market price of our common stock. In addition, the existence of the LYONs, the 2033 debentures and these debentures may encourage short selling by market participants because such conversion could depress the price of our common stock.

        In addition, holders of the LYONs may require us to purchase all, or a portion, of the LYONs upon a change of control and on June 12, 2006 and every five years thereafter through June 12, 2026. Holders of the 2033 debentures may require us to purchase all, or a portion, of such debentures upon a change of control and on August 1, 2008 and every five years thereafter through August 1, 2028. We may choose to pay any such purchase price in cash or in shares of our common stock or in any combination of the two. We may also redeem for cash the LYONs at any time after June 12, 2006 and the 2033 debentures at any time after August 5, 2008. To the extent we elect to purchase any of these securities for cash or to redeem them, our inability to obtain additional cash either through the issuance of new debt securities or through other financings could adversely affect our cash balances and our business, and could impact our ability to repurchase or redeem the debentures offered hereby. To the extent we elect to pay for such securities in shares of our common stock, our existing common stockholders would experience dilution as a result of the newly issued shares and any sales in the public market of such shares could adversely affect the prevailing market price of our common stock and encourage short selling.

You should consider the U.S. federal income tax consequences of owning the debentures.

        Pursuant to the terms of the indenture, Chiron and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness for U.S. federal income tax purposes that are subject to the regulations governing contingent payment debt instruments. Assuming that the debentures are so treated, you will likely be required to include amounts in income, as ordinary income, in advance of the receipt of the cash or other property, including shares of our common stock, attributable to those amounts. The amount of interest income required to be included by you for each year will likely be in excess of the cash interest received on the debentures. You will recognize gain or loss on the sale, exchange, repurchase by us at your option, conversion or redemption of a debenture in an amount equal to the difference between the amount realized on the sale, exchange, repurchase by us at your option, conversion or redemption, including the fair market value of any common stock received upon conversion, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, exchange, repurchase by us at your option, conversion or redemption of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. A summary of the U.S. federal income tax consequences of ownership of the debentures is described under "Certain United States Federal Income Tax Consequences".

The debentures are structurally subordinated. This may affect your ability to receive payments on the debentures.

        The debentures are obligations exclusively of Chiron. We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization and, as a result, your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of September 30, 2004, our subsidiaries had approximately $345.4 million of total liabilities. The debentures do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and to any indebtedness of our subsidiaries senior to indebtedness held by us.

The debentures are unsecured and effectively subordinated to any of our secured indebtedness.

        The debentures are unsecured obligations, rank equal in right of payment to any current or future unsecured and unsubordinated indebtedness, and are effectively subordinated to any future secured indebtedness to the extent of the security on such other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the debentures, and, as a result, holders of debentures may receive less, ratably, than holders of secured indebtedness.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our long term senior debt, or in the future to the debentures, if any, could cause the liquidity or market value of the debentures to decline.

        Our long term senior debt, including our LYONs and our 2033 debentures, is rated, and the debentures may in the future be rated, by Standard & Poor's and Moody's. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the debentures.

The make whole premium payable on debentures converted in connection with, or tendered for repurchase upon, a change in control may not adequately compensate you for the lost option time value of your debentures as a result of such change in control.

        If a change in control occurs on or prior to July 5, 2010, under certain circumstances, we will pay a make whole premium on debentures converted in connection with, or tendered for repurchase upon, such change in control. The amount of the make whole premium will be determined based on the date on which the change in control becomes effective and the price paid per share of our common stock in the transaction constituting the change in control, as described below under "Description of the Debentures—Determination of the Make Whole Premium." Although the make whole premium is designed to compensate you for the lost option time value of your debentures as a result of such change in control, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a change in control occurs after July 5, 2010 or if the price paid per share of our common stock in the transaction constituting the change in control is greater than $150.00 per share or less than $44.84 per share (in each case, subject to adjustment), no make whole premium will be paid.

 Risks Relating to Our Business

The recent developments with respect to Fluvirin will harm our business and results of operations.

        During the third quarter of 2004, in conducting final internal release procedures for our Fluvirin influenza virus vaccine, our quality systems identified lots that did not meet product sterility specifications. As a result, we determined at the time to delay releasing any Fluvirin doses pending completion of internal investigations. Subsequent to the third quarter, the U.K. regulatory body, the Medicines and Healthcare products Regulatory Agency, or MHRA, sent us a letter prohibiting us from releasing any Fluvirin doses manufactured at our Liverpool facility since March 2, 2004. In that letter, the MHRA asserted that our manufacturing process did not comply with U.K. good manufacturing practices regulations. Following the MHRA's decision, the Food and Drug Administration, or FDA, conducted its own inspection of our Liverpool facility and provided a written report, known as an "FDA Form 483" or simply a "483" citing FDA observations concerning compliance with good manufacturing practices and other matters relating to the manufacture of Fluvirin. On December 9, 2004, the FDA sent us a warning letter, citing violations of good manufacturing practices. The warning letter also requested more detail in two areas and required Chiron to respond within 15 working days. If the nature of any noted issues requires it or if Chiron fails to respond promptly and adequately to the matters discussed in the warning letter, the FDA may modify our license in an adverse manner, take action that could result in imposition of fines, require temporary or permanent cessation of future manufacturing or selling of Fluvirin or take other action that could reduce our ability to produce or market Fluvirin. The FDA also announced that it would not permit release of any Fluvirin from our Liverpool facility into the United States. We will not release any Fluvirin product during the 2004-2005 influenza season.

        In addition to prohibiting release of existing Fluvirin doses, the MHRA letter suspended our license to manufacture influenza virus vaccine in our Liverpool facility for three months. In a subsequent letter, the MHRA extended the suspension for an additional three months beginning on January 4, 2005. The MHRA indicated that the suspension could be lifted at any time upon satisfactory compliance with the Liverpool facility's license and U.K. good manufacturing practices. However, the MHRA could further extend the license suspension or even make it permanent. We estimate that in order to meet timelines for delivery of Fluvirin for the U.S. market for the 2005-2006 season, production must begin no later than early spring of 2005, so a further extension of the suspension would result in our being unable to release Fluvirin for the 2005-2006 season, which would harm our business and results of operations. In addition, a series of steps in our manufacturing process will need to take place before production, and while the suspension is in effect, we will need approval from the MHRA to take each of these steps. We cannot predict with any certainty if or when we will be able to resume production of Fluvirin at our Liverpool facility or obtain the MHRA's approval with respect to preproduction processes, and we cannot assure you that MHRA's approvals for preproduction processes will ultimately fully restore our license to manufacture Fluvirin. In addition, as we implement our remediation plan, our efforts will entail additional expenditures, which will be material. In light of the limited time we have available for remediation, there can be no assurances that we will be able to make changes to adequately address the issues identified by the FDA and MHRA, or that these regulatory agencies will be satisfied with our remediation efforts.

        If our remediation efforts are not successful or the license suspension continues beyond the early spring of 2005, certain assets related to Fluvirin, such as goodwill, certain other intangible assets, the existing Liverpool plant and the new flu vaccines manufacturing facility under construction in Liverpool, with a total carrying value of $913.6 million at September 30, 2004, could be impaired. This could result in our recording impairment losses that could have a material adverse effect on our results of operations. In addition, if we do not supply Fluvirin for any given season, we will still incur material costs that would otherwise have been part of our cost of sales with respect to Fluvirin. In the third quarter of 2004, we wrote-off our entire inventory of Fluvirin product, resulting in a $91.3 million charge to cost of sales. Furthermore, if we suffer a permanent loss of Fluvirin influenza vaccine sales, it would have a material adverse effect on our cash flow.

        Our inability to supply Fluvirin may also lead to loss of market share. As a result of the license suspension, competitors have announced plans to introduce influenza vaccine products in the United States during the 2004-2005 season and are seeking expedited regulatory approval to do so. Even if the license suspension expires or is lifted, some of our customers may choose to purchase flu vaccine from other providers as their products become available in the United States. Loss of market share could have a material adverse effect on our business and results of operations.

        We are subject to investigations, litigation and disputes in connection with the events described above. We have received a grand jury subpoena issued by the U.S. Attorney's Office for the Southern District of New York requesting production of certain documents, witnesses and materials relating to our influenza virus vaccine and the suspension by the MHRA of our license. The Securities and Exchange Commission is also conducting an informal inquiry into whether Chiron has violated any federal securities laws. We also received a subpoena from the United States House of Representatives Committee on Energy and Commerce requesting production of certain documents and materials relating to Fluvirin. Additional investigations regarding these matters may arise. In addition, we and certain of our officers and directors have also been named as defendants in several putative class action and shareholder derivative lawsuits relating to these developments. Certain parties with which we have contracted to supply Fluvirin are considering claims against us as a result of our inability to supply Fluvirin, and additional parties may do so in the future. For instance, the U.S. Centers for Disease Control and Prevention has issued a notice asking us to show why we should not be held in default of our contractual obligation to supply flu vaccine to the U.S. government for the 2004-2005 season. We have submitted a response suggesting that the contract be terminated under provisions that will entail no penalties, but the matter has not been finally resolved and it is not possible to predict with certainty whether penalties will be assessed. We have also received communications from certain distributors of Fluvirin vaccine suggesting that they are entitled to compensation under their contracts for the 2004-2005 season. We believe that no compensation is required because our inability to supply the vaccine was due to government actions that constituted "force majeure" within the terms of the contacts. It is not possible to predict whether distributors will pursue claims for compensation and, if so, whether those claims will be upheld. Investigations, litigation and disputes could cause us to incur substantial expense, require significant time and attention from our management and result in civil and/or criminal penalties against Chiron. The results of any such investigations, proceedings or disputes could have a material adverse effect on our business and results of operations.

If our focus on the research and development of emerging technologies does not result in the creation of commercial products, our business could be harmed.

        We focus our research and development activities on areas in which we have particular strengths and on technologies that appear promising. These technologies often are on the cutting edge of modern science. As a result, the outcome of any research or development program is highly uncertain. Only a very small fraction of these programs ultimately result in commercial products or even product candidates. Product candidates that initially appear promising often fail to yield successful products. In many cases, preclinical or clinical studies will show that a product candidate is not efficacious (that is, it lacks the intended therapeutic or prophylactic effect), or that it raises safety concerns or has other side effects, which outweigh the intended benefit. Success in preclinical or early clinical trials (which generally focus on safety issues) may not translate into success in large-scale clinical trials (which are designed to show efficacy), often for reasons that are not fully understood. Further, success in clinical trials will likely lead to increased investment, adversely affecting short-term profitability, to bring such products to market. And even after a product is approved and launched, general usage or post-marketing studies may identify safety or other previously unknown problems with the product which may result in regulatory approvals being suspended, limited to narrow indications or revoked, or which may otherwise prevent successful commercialization.

Conflicts with or decisions by third parties we collaborate with could harm our business.

        An important part of our business strategy depends upon collaborations with third parties, including research collaborations and joint efforts to develop and commercialize new products. As circumstances change, Chiron and our strategic partners may develop conflicting priorities or other conflicts of interest. We may experience significant delays and incur significant expenses in resolving these conflicts and may not be able to resolve these matters on acceptable terms. Even without conflicts of interest, we may disagree with our strategic partners as to how best to realize the value associated with a current product or a product in development. In some cases, the strategic partner may have responsibility for formulating and implementing key strategic or operational plans. In addition, merger and acquisition activity within the pharmaceutical and biotechnology industries may affect our strategic partners, causing them to reprioritize their efforts related to the research collaborations and other joint efforts with us. Decisions by corporate partners on key clinical, regulatory, marketing (including pricing), inventory management and other issues may prevent successful commercialization of the product or otherwise impact our profitability.

If we fail to obtain or maintain the regulatory approvals we need to market our products, our business will suffer.

        We must obtain and maintain regulatory approval in order to market most of our products. Generally, these approvals are on a product-by-product and country-by-country basis. In the case of therapeutic products, a separate approval is required for each therapeutic indication. Product candidates that appear promising based on early, and even large-scale, clinical trials may not receive regulatory approval. The results of clinical trials often are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies. In addition, regulations may be amended from time to time. Revised regulations may require us to reformulate products on a country or regional basis, obtain additional regulatory approvals, or accept additional risks that our products will not maintain market acceptance or be eligible for third party insurance coverage. Increased regulatory scrutiny and restrictions regarding marketing practices for products that are subject to government reimbursement may impact the sales of such products. There is no guarantee that we will be able to satisfy these new regulatory requirements and may suffer a loss of revenue as a result.

Our products are complex and difficult to manufacture on a large-scale basis, which could cause us to delay product launches, experience shortages of products or prevent us from offering products on a volume basis.

        Most of our products are biologics. Manufacturing biologic products is complex. Unlike chemical pharmaceuticals, a biologic product generally cannot be sufficiently characterized (in terms of its physical and chemical properties) to rely on assaying of the finished product alone to ensure that the product will perform in the intended manner. Accordingly, it is essential to be able to both validate and control the manufacturing process, that is, to show that the process works and that the product is made strictly and consistently in compliance with that process. Slight deviations anywhere in the manufacturing process, including quality control, labeling and packaging, may result in unacceptable changes in the products that may result in lot failures or product recalls, or liability to a third party to the extent we are contract manufacturing products in our facilities for such third party. Manufacturing processes which are used to produce the smaller quantities of material needed for research and development purposes may not be successfully scaled up to allow production of commercial quantities at reasonable cost or at all. All of these difficulties are compounded when dealing with novel biologic products that require novel manufacturing processes. Additionally, manufacturing is subject to extensive government regulation. Even minor changes in the manufacturing process require regulatory approval, which, in turn, may require further clinical studies. For some of our products, we rely on others to supply raw materials and to manufacture those products according to regulatory requirements.

        In addition, any prolonged interruption in our operations or those of our partners could result in our inability to satisfy the product demands of our customers. A number of factors could cause interruptions, including equipment malfunctions or failures, interruptions due to labor action, damage to a facility due to natural disasters, such as an earthquake, suspension of power supplied to these facilities arising out of regional power shortages or terrorist activities and armed conflict, including as a result of the disruption of operations of our subsidiaries and our customers, suppliers, distributors, couriers, collaborative partners, licensees and clinical trial sites.

Our mishandling of hazardous materials could result in substantial costs and harm to our business.

        In connection with our research and manufacturing activities, we utilize some hazardous materials. We believe we take great care to ensure we have appropriate procedures and permits in place for storing and handling such hazardous materials. We could be subject to loss of our permits, government fines or penalties and/or other adverse governmental action if such hazardous materials are stored, handled or released into the environment in violation of law or any permit. A substantial fine or penalty, the payment of significant environmental remediation costs or the loss of a permit or other authorization to operate or engage in our ordinary course of business could result in material, unanticipated expenses and the possible inability to satisfy customer demand.

If any of our third party suppliers or manufacturers cannot adequately meet our needs, our business could be harmed.

        We use raw materials and other supplies that generally are available from multiple commercial sources. Certain manufacturing processes, however, use materials that are available from sole sources, or that are in short supply, or are difficult for the supplier to produce and certify in accordance with our specifications. From time to time, concerns are raised with respect to potential contamination of biological materials that are supplied to us. These concerns can further tighten market conditions for materials that may be in short supply or available from limited sources. Moreover, regulatory approvals to market our products may be conditioned upon obtaining certain materials from specified sources. Our ability to substitute material from an alternate source may be delayed pending regulatory approval of such alternate source. Although we work to mitigate the risks associated with relying on sole suppliers, there is a possibility that material shortages could impact production.

        We purchase bulk powdered tobramycin, the primary basic raw material in TOBI® tobramycin, from two of the principal worldwide suppliers of the drug. We anticipate that either one of these suppliers alone will be able to supply sufficient quantities to meet current needs; however, there can be no assurance that these suppliers will be able to meet future demand in a timely and cost-effective manner. As a result, our operations could be adversely affected by an interruption or reduction in the supply of bulk powdered tobramycin.

        We have entered into contracts with third parties for the production and packaging of TOBI®. Over time, we can use alternative production and packaging sources. However, if the contracted third parties become unable to produce or package sufficient quantities of TOBI due to work stoppages or other factors, our operations could be disrupted until alternative sources are secured.

        We have entered into contracts with third parties for the packaging of the pre-filled diluent syringe for Betaseron®. Over time, we can use alternative packaging sources. However, if the contracted third parties become unable to produce or package sufficient quantities of the pre-filled diluent syringe for

Betaseron® due to work stoppages or other factors, our operations could be disrupted until alternative sources are secured.

        In connection with the production of our flu vaccine products, we must purchase large quantities of chicken eggs. For Fluvirin® vaccine, we purchase those eggs and incubation services from a single supplier in the United Kingdom and, pursuant to the contract with that supplier, we are required to make specified minimum purchases from that supplier through 2007. If our supplier were to fail to supply eggs in sufficient quantities or quality, including as a result of any health or other issues related to the chickens, our business would be materially adversely affected.

        We are a key provider for the blood screening field of nucleic acid testing and immunodiagnostics. In nucleic acid testing, we rely on our collaborative partner, Gen-Probe, to manufacture the West Nile virus assay, currently in use on an investigational-use basis in the U.S. and the PROCLEIX® HIV-1/ HCV and PROCLEIX® ULTRIO™ Assays. We currently source the related instrument system from third party suppliers. Currently, Gen-Probe is the only manufacturer of nucleic acid testing products using Transcription-Mediated Amplification technology. In immunodiagnostics, under the Ortho-Clinical Diagnostics, Inc. contract, we manufacture bulk reagents and antigens and confirmatory test kits sold in the clinical diagnostics and blood screening fields. While we and our partners work to mitigate the risks associated with being a key provider, there can be no assurance that our partner, Gen-Probe, will be able to provide sufficient quantities of the PROCLEIX® HIV-1/HCV and PROCLEIX® ULTRIO™ Assays or that we will be able to manufacture sufficient bulk reagents and antigens and confirmatory test kits for immunodiagnostic products. Our difficulties or delays or those of our partners' could cause a public health concern for the blood supply, as well as increase costs and cause loss of revenue or market share.

If we cannot obtain necessary licenses to third party patents for the manufacture or sale of our products, we may have to withdraw from the market or delay the introduction of the affected product.

        Third parties, including competitors, have patents and patent applications in the U.S. and other significant markets that may be useful or necessary for the manufacture, use or sale of certain products and products in development by our strategic partners and us. It is likely that third parties will obtain these patents in the future. Certain of these patents may be broad enough to prevent or delay us and our strategic partners from manufacturing or marketing products important to our current and future business. We cannot accurately predict the scope, validity and enforceability of these patents, if granted, the extent to which we may wish or need to obtain licenses to these patents, and the cost and availability of these licenses. If we do not or cannot obtain these licenses, products may be withdrawn from the market or delays could be encountered in market introduction while an attempt is made to design around these patents, or we could find that the development, manufacture or sale of such products is foreclosed. We could also incur substantial costs in licensing or challenging the validity and scope of these patents.

Because most of our products are based on technologies that are unfamiliar to the healthcare community, they may not be accepted by healthcare providers and patients, which could harm our business.

        We may experience difficulties in launching new products, many of which are novel products based on technologies that are unfamiliar to the healthcare community. We have no assurance that healthcare providers and patients will accept such products. In addition, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients. Such guidelines or recommendations can be very influential and may adversely affect the usage of our products directly (for example, by recommending a decreased dosage of our product in conjunction with a concomitant therapy or a government entity withdrawing its recommendation to screen blood donations for certain viruses) or indirectly (for example, by recommending a competitive product over our product).

If we are unable to avoid significant exposure to product liability claims, our business could be harmed.

        We are exposed to product liability and other claims in the event that the use of our products is alleged to have resulted in adverse effects. While we will continue to take precautions, we may not avoid significant product liability exposure. Although we maintain product liability insurance, there is no guarantee that this coverage will be sufficient. It is not feasible to obtain adequate insurance coverage for certain products and we are self-insured in relation to these products. If we are sued for any injury caused by our products, we could suffer a significant financial loss.

        As we are a key provider for the blood screening field of nucleic acid testing and immunodiagnostics, we may have product liability in addition to contract exposure, in the event that our difficulties or delays or those of our partners could cause a public health concern for the blood supply.

If we are unable to successfully compete in the highly competitive healthcare industry, our business could be harmed.

        We operate in a highly competitive environment, and the competition is expected to increase. Competitors include large pharmaceutical, chemical and blood testing companies, compounding pharmacies, and biotechnology companies. Some of these competitors, particularly large pharmaceutical and blood testing companies, have greater resources than us. Accordingly, even if we are successful in launching a product, we may find that a competitive product dominates the market for any number of reasons, including:

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  The possibility that the competitor may have launched its product first;

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  The competitor may have greater access to certain raw materials;

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  The competitor may have more efficient manufacturing processes;

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  The competitor may adapt more quickly to technological change;

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  The competitor may have greater marketing capabilities;

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  The competitive product may have therapeutic or other advantages; or

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  New competitors may enter into markets where we currently have significant competitive advantage.

        The technologies applied by our competitors and us are rapidly evolving, and new developments frequently result in price competition and product obsolescence. In addition, we may be impacted by competition from generic forms of our products or substitute products.

Our patents may not prevent competition or generate revenues.

        We seek to obtain patents on many of our inventions. Without the protection of patents, competitors may be able to use our inventions to manufacture and market competing products without being required to undertake the lengthy and expensive development efforts made by us and without having to pay royalties or otherwise compensate us for the use of the invention. We have no assurance that patents and patent applications owned or licensed to us will provide substantial protection. Important legal questions remain to be resolved as to the extent and scope of available patent protection for biotechnology products and processes in the U.S. and other important markets. We do not know how many of our pending patent applications will be granted, or the effective coverage of those that are granted. In the U.S. and other important markets, the issuance of a patent is neither conclusive as to its validity nor the enforceable scope of its claims. We have engaged in significant litigation to determine the scope and validity of certain of our patents and expect to continue to do so. An adverse outcome of litigation could result in the reduction or loss of royalty revenues. Engaging in patent litigation against one party may place significant royalty revenues received or to be received from other parties at risk. Even if we are successful in obtaining and defending patents, there can be no assurance that these patents will provide substantial protection. The length of time necessary to resolve patent litigation successfully may allow infringers to gain significant market advantage. Third parties may be able to design around the patents and develop competitive products that do not use the inventions covered by our patents. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties (for example, the third party's product is needed to meet a threat to public health or safety in that country, or the patent owner has failed to "work" the invention in that country, or the third party has patented improvements). In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. In addition, royalty revenues may decline as patents expire.

Sales of our products may be adversely affected by the availability and amount of reimbursement to the user of our products from third parties, such as the government and insurance companies.

        In the U.S. and other significant markets, sales of our products may be affected by the availability of reimbursement from the government or other third parties, such as insurance companies. It is difficult to predict the reimbursement status of newly approved, novel biotechnology products, and current reimbursement policies for existing products may change. In certain foreign markets, governments have issued regulations relating to the pricing and profitability of pharmaceutical companies. There have been proposals in the U.S. (at both the federal and state level) to implement such controls. If the United States Congress enacts legislative proposals addressing parallel importation currently being deliberated, revenues from certain products may be affected by this change in U.S. policy. The growth of managed care in the U.S. also has placed pressure on the pricing of healthcare products. These pressures can be expected to continue.

If our efforts to integrate acquired or licensed businesses or technologies into our business are not successful, our business could be harmed.

        As part of our business strategy, we expect to continue to grow our business through in-licensing, collaborations or acquisitions of products or companies. The failure to adequately address the financial, operational or legal risks raised by such transactions could harm our business. Financial aspects related to these transactions may alter our financial position, reported operating results or stock price, and include:

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  Use of cash resources;

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  Potentially dilutive issuances of equity securities;

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  The incurrence of debt and contingent liabilities, impairment losses or restructuring charges;

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  Large write-offs and difficulties in assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset; and

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  Amortization expenses related to other intangible assets.

        Operational risks that could harm our existing operations or prevent realization of anticipated benefits from such transactions include:

  •
  Challenges associated with managing an increasingly diversified business;

  •
  Difficulties in assimilating the operations, products, technology, information systems or personnel of the acquired company;

  •
  Diversion of management's attention from other business concerns;

  •
  Inability to maintain uniform standards, controls, procedures and policies;

  •
  The assumption of known and unknown liabilities of the acquired company, including intellectual property claims; and

  •
  Subsequent loss of key personnel.

        Legal risks may include requirements to obtain the consent of our stockholders or a third party, or the approval of various regulatory authorities.

        If such efforts to integrate acquired or licensed businesses or technologies into our business are not successful, our business could be harmed.

If we cannot initiate and maintain revenue-generating relationships with third parties, we may not be able to grow our revenues in the near to medium term.

        Many products in our current pipeline are in relatively early stages of research or development. Our ability to grow earnings in the near- to medium-term may depend, in part, on our ability to initiate and maintain other revenue generating relationships with third parties, such as licenses to certain of our technologies, and on our ability to identify and successfully acquire rights to later-stage products from third parties. We may fail to establish such other sources of revenue.

Fluctuations in interest rates and foreign currency exchange rates could harm our business.

        We have significant cash balances and investments. Our financial results, therefore, are sensitive to interest rate fluctuations. In addition, we sell products in many countries throughout the world, and our financial results could be significantly affected by fluctuations in foreign currency exchange rates or by weak economic conditions in foreign markets.

Our level of debt could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

        As of September 30, 2004, our total debt was $940.3 million. Our level of debt could restrict our operations and make it more difficult for us to satisfy our obligations under the 2033 and the 2034 convertible debentures (the "debentures"). Among other things, our level of debt may:

  •
  Limit our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions and general corporate purposes;

  •
  Require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

  •
  Limit our flexibility in planning for or reacting to changes in the markets in which we compete;

  •
  Place us at a competitive disadvantage relative to our competitors with less leverage;

  •
  Render us more vulnerable to general adverse economic and industry conditions; and

  •
  Make it more difficult for us to satisfy our financial obligations, including those relating to the debentures and our other debt obligations.

        We and our subsidiaries may still be able to incur substantially more debt. The terms of our credit facility, the indenture governing the debentures and the agreements governing our other debt permit additional borrowings. Our incurrence of additional debt could further exacerbate the risks described above.

        Our ability to satisfy our obligations under the debentures and our other debt agreements will depend on our future operating performance, which will be subject, in part, to factors beyond our control, including general economic and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to refinance all or a portion of our debt, including the debentures, obtain additional financing, sell some of our assets or operations, reduce or delay capital expenditures, or revise or delay our strategic plans. If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including the indenture governing the debentures.

Our relationship with Novartis AG could limit our ability to enter into transactions, pursue opportunities in conflict with Novartis and cause the price of our common stock to decline.

        We have an alliance with Novartis AG, a life sciences company headquartered in Basel, Switzerland. Under a series of agreements between Chiron and Novartis, and as a result of subsequent stock issuances by Chiron, Novartis' ownership interest in Chiron was approximately 42% as of September 30, 2004. The governance agreement between Chiron and Novartis contains provisions that require the approval of Novartis before we enter into certain corporate transactions. These transactions generally include significant debt or equity issuances, debt or equity repurchases, most mergers and acquisitions, the payment of cash dividends, amendments to Chiron's certificate of incorporation or by-laws, and other transactions that would adversely impact the rights of Novartis, or discriminate against Novartis, as a Chiron stockholder. In addition, a majority of the independent directors must approve any material transactions between Chiron and Novartis. These provisions may limit our ability to enter into transactions with third parties otherwise viewed as beneficial to Chiron. All of our shares owned by Novartis are eligible for sale in the public market subject to compliance with the applicable securities laws. We have agreed that, upon Novartis' request, we will file one or more registration statements under the Securities Act in order to permit Novartis to offer and sell shares of our common stock. Sales of a substantial number of shares of our common stock by Novartis in the public market could adversely affect the market price of our common stock.

Our stock price could be volatile.

        The price of our stock, like that of other pharmaceutical companies, is subject to significant volatility. Any number of events, both internal and external to us, may affect our stock price. These include, without limitation:

  •
  Fluctuations in earnings from period to period;

  •
  Results of clinical trials conducted by us or by our competitors;

  •
  Announcements by us or our competitors regarding product development efforts, including the status of regulatory approval applications;

  •
  Impact from the recent Fluvirin developments;

  •
  The outcome of legal proceedings, including claims filed by us against third parties to enforce our patents and claims filed by third parties against us relating to patents held by the third parties;

  •
  The launch of competing products;

  •
  The resolution of (or failure to resolve) disputes with strategic partners;

  •
  Corporate restructuring by us;

  •
  The sale of a substantial number of shares held by our existing stockholders;

  •
  Licensing activities by us; and

  •
  The acquisition or sale by us of products, products in development or businesses.

        In connection with our research and development collaborations, from time to time we may invest in equity securities of our strategic partners. The price of these securities also is subject to significant volatility and may be affected by, among other things, the types of events that affect our stock. Changes in the market price of these securities may impact our profitability.

We are subject to taxation in a number of jurisdictions and changes to the corporate tax rate and laws of any of these jurisdictions could increase the amount of corporate taxes we have to pay.

        We pay taxes principally in the U.S., Germany, Italy, The Netherlands and the United Kingdom. All of these jurisdictions have in the past and may in the future make changes to their corporate tax rates and other tax laws, which could increase our future tax provision. We have negotiated a number of rulings regarding income and other taxes that are subject to periodic review and renewal. If such rulings are not renewed or are substantially modified, income taxes payable in particular jurisdictions could increase. While we believe that all material tax liabilities are reflected properly in our balance sheet, we are presently under audit in several jurisdictions and may be subject to further audits in the future, and we have no assurance that we will prevail in all cases in the event the taxing authorities disagree with our interpretations of the tax law. In addition, we have assumed liabilities for all income taxes incurred prior to the sales of our former subsidiaries, PowderJect Vaccines, Inc., SBL Vaccin AB, PowderJect Research Limited, Chiron Vision Corporation (subject to certain limitations) and Chiron Diagnostics Corporation. Future levels of research and development spending, capital investment and export sales will impact our entitlement to related tax credits and benefits which have the effect of lowering our effective tax rate.

Volatility of earnings could negatively impact our business.

        Our operating results may vary considerably from quarter to quarter. Any number of factors may affect our quarterly operating results. These factors include, but are not limited to the following:

  •
  Inventory management practices, including wholesale ordering patterns;

  •
  The level of pre-clinical and clinical trial-related activities;

  •
  Seasonality of certain vaccine products;

  •
  The tender driven nature of certain vaccine products;

  •
  The nature of our collaborative, royalty and license arrangements and other revenue sources;

  •
  Foreign currency exchange rate fluctuations; and

  •
  The level of product reserves due to various issues, including seasonality patterns, excess and obsolete inventory, and production yields.

        Our results in any one quarter are not necessarily indicative of results to be expected for a full year.

Revisions to accounting standards, financial reporting and corporate governance requirements and tax laws could result in changes to our standard practices and could require a significant expenditure of time, attention and resources, especially by senior management.

        We must follow accounting standards, financial reporting and corporate governance requirements and tax laws set by the governing bodies and lawmakers in the U.S. and other countries where we do business. From time to time, these governing bodies and lawmakers implement new and revised rules and laws. These new and revised accounting standards, financial reporting and corporate governance requirements and tax laws may require changes to our financial statements, the composition of our board of directors, the composition, the responsibility and manner of operation of various board-level committees, the information filed by us with the governing bodies and enforcement of tax laws against us. Implementing changes required by such new standards, requirements or laws likely will require a significant expenditure of time, attention and resources, especially by our senior management. It is impossible to predict the impact, if any, on Chiron of future changes to accounting standards, financial reporting and corporate governance requirements and tax laws. In addition, it is possible that the application of certain current accounting standards may change due to environmental factors, which may necessitate a change in our standard practice related to these accounting standards.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of our common stock issuable upon conversion of the debentures.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

        Our common stock is quoted on the Nasdaq National Market under the symbol "CHIR". The following table sets forth for the periods indicated the high and low closing sale prices of our common stock as reported on the Nasdaq National Market:

	High	Low
2002
First Quarter	$48.68	$39.80
Second Quarter	46.68	33.36
Third Quarter	41.98	27.41
Fourth Quarter	42.51	35.47
2003
First Quarter	40.72	34.41
Second Quarter	49.00	37.68
Third Quarter	56.75	43.23
Fourth Quarter	56.98	51.75
2004
First Quarter	56.38	44.01
Second Quarter	48.59	42.25
Third Quarter	48.01	42.38
Fourth Quarter (through December 9, 2004)	45.42	30.76

        On December 9, 2004, the closing sale price of our common stock as reported on the Nasdaq National Market was $31.04 per share.

        We do not pay any dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying cash dividends to holders of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth for the periods indicated our ratios of earnings to fixed charges. For purposes of these ratios, "earnings" consist of earnings from continuing operations before income taxes and fixed charges and "fixed charges" consist of interest on indebtedness and capital lease obligations, the interest component of rental expense, and amortization of debt discount and issuance expenses.

	Year Ended December 31,										Nine Months Ended September 30,
	1999		2000		2001		2002		2003		2003		2004
Ratio of earnings to fixed charges	5.88	x	5.70	x	14.74	x	14.23	x	9.89	x	10.09	x	5.18	x

DESCRIPTION OF DEBENTURES

        We issued the debentures under an indenture dated as of June 22, 2004, between us and U.S. Bank National Association, as trustee. The following summarizes the material provisions of the debentures and the indenture. The following summary is not complete and is subject, and qualified by reference, to all of the provisions of the debentures and the indenture. As used in this section, the words "we", "us", "our" or "Chiron" refer solely to Chiron Corporation and not its subsidiaries.

General

        The debentures are limited to an aggregate principal amount of $385,000,000. The debentures were issued at a price of 100% of the principal amount of the debentures, plus accrued interest, if any, from June 22, 2004. The debentures are issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount.

        The debentures will mature on June 30, 2034, unless earlier converted, redeemed or repurchased. The debentures will accrue interest from June 22, 2004, or from the most recent date to which interest has been paid or duly provided for, at the rate of 2.75% per year, subject to upward adjustment as described under "—Interest Adjustment". We will pay accrued and unpaid interest semiannually in arrears on June 30 and December 30, commencing December 30, 2004, to holders of record at the close of business on the immediately preceding June 15 and December 15. Interest will be calculated using a 360-day year comprised of twelve 30-day months.

Ranking

        The debentures are senior, unsecured obligations of Chiron and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness including our Liquid Yield Option Notes due 2031 and our 1 5/8% convertible debentures due 2033.

        We currently conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service debt, including the debentures, depends on the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Payments to us by our subsidiaries will also be contingent upon their earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and, as a result, the right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. See "Risk Factors—The debentures are structurally subordinated. This may affect your ability to receive payments on the debentures."

Conversion Rights

        Subject to the conditions described below, holders may convert their debentures into cash and, if applicable, shares of our common stock at an initial conversion rate of 14.9254 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $67.00 per share). The conversion rate will be subject to adjustment as described below. If a debenture has been called for redemption, holders will be entitled to convert such debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

        Holders may surrender their debentures for conversion into cash and, if applicable, shares of our common stock at the applicable conversion rate prior to stated maturity under any of the following circumstances:

  •
  during any conversion period (as defined below) if the closing sale prices of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of such conversion period is more than 120% of the conversion price per share of common stock on the first day of the conversion period; or

  •
  during the five business day period following any five consecutive trading day period in which the average of the trading prices (as defined below) for a debenture is less than 98% of the average closing sale price of our common stock multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the closing sale price of the common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their debentures may receive, in lieu of common stock based on the applicable conversion rate, at our option, cash, common stock or a combination of the two with a value equal to the principal amount of the debentures to be converted, plus accrued and unpaid interest, if any, up to the conversion date; or

  •
  if we have called such holders' debentures for redemption; or

  •
  during such period, if any, that the credit rating assigned to Chiron's long-term senior debt or, if the debentures are then rated, the rating assigned to the debentures, by both Moody's and Standard & Poor's, is below a specified level, or if neither rating agency is rating our long term senior debt or, if the debentures have been rated, the debentures;

  •
  upon the occurrence and continuance of specified corporate transactions; or

  •
  in connection with a transaction or event constituting a change in control.

Conversion Upon Satisfaction of Market Price Condition

        A holder may surrender any of its debentures for conversion during any conversion period if the closing sale prices of our common stock on the principal national securities exchange on which the common stock is quoted, for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 120% of the conversion price per share of common stock on the first day of the conversion period. A "conversion period" will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

        The "closing sale price" of our common stock on any date means the closing per shares sale price (or if no closing sale price is reported, the average bid and ask prices or, of more than one in either case, the average of the average bid and the average ask prices) on the date as reported on the Nasdaq National Market.

        The conversion agent, U.S. Bank National Association, will, on our behalf, determine daily if the debentures are convertible as a result of the market price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its debentures for conversion into our common stock during the five business day period following any five consecutive trading day period in which the average of the trading prices for a debenture is less than 98% of the average closing sale price of our common stock multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the closing sale price of the common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of a Conversion Value (as defined below) based on the applicable conversion rate, a Conversion Value equal to the principal amount of the debentures to be converted, plus accrued and unpaid interest, if any, up to the conversion date ("principal value conversion").

        The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by the trustee for $5,000,000 principal amount at maturity of the debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will be deemed to be less than 98% of the product of (a) the applicable conversion rate of the debentures multiplied by (b) the closing price on the Nasdaq National Market of our common stock on such determination date.

        U.S. Bank National Association, as trustee, will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures may be less than 98% of the average closing sale price of our common stock multiplied by the applicable conversion rate for the applicable period. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the debentures for the applicable period.

Conversion Upon Notice of Redemption

        A holder may surrender for conversion any of the debentures called for redemption at any time prior to the close of business one business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Credit Rating Event

        A holder may surrender any of its debentures for conversion:

  •
  during any period in which the long-term senior debt rating of Chiron, or if the debentures are then rated, the rating assigned to the debentures, by Moody's is below Baa3 and by Standard & Poor's is below BBB;

  •
  if the credit rating assigned to our long-term senior debt or, if the debentures have been rated, the rating assigned to the debentures, is suspended or withdrawn by both such rating agencies; or

  •
  if neither such rating agency is rating our long term senior debt or, after the debentures have been rated, the debentures.

Conversion Upon Specified Corporate Transactions

        Even if the market price condition described above has not occurred, if we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the current market price at the time, or

  •
  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a "change in control", as defined below, the holder can require us to purchase all or a portion of its debentures as described under "—Change in Control".

Conversion Upon a Change in Control

        We must give notice to all record holders and to the trustee at least 10 trading days prior to the anticipated effective date of a change in control. Within 30 days after the occurrence of a change in control, we are obligated to give to the holders of the debentures notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. You may surrender debentures for conversion at any time beginning 10 days before the anticipated effective date of the change in control and until the change in control repurchase date. If you convert your debentures in connection with a change in control, you will receive:

  •
  the make whole premium, if any, which will be in an amount determined as set forth under "Description of Debentures—Determination of the Make Whole Premium" and which will be payable in shares of our common stock (or certain other consideration) on the repurchase date for the debentures after the change in control described under "—Change in Control;" plus

  •
  the Conversion Value (as defined below), with the Net Share Amount to be paid with the number of shares of our common stock into which a holder's debentures are convertible (if the debentures are surrendered for conversion prior to the record date for receiving distributions in connection with a change in control, or if earlier, the effective time of the change in control) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of common stock into which the debentures were convertible immediately prior to the transactions (if debentures are surrendered for conversion after such record date you will receive the cash, securities and other assets or property on the actual effective date); plus

  •
  accrued but unpaid interest, if any, to but excluding the conversion date, which interest will be payable in cash.

Conversion Rate and Conversion Procedures

        The initial conversion rate is 14.9254 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $67.00 per share of common stock.

        Subject to certain exceptions described above under "—Conversion Upon Satisfaction of Trading Price Condition," "—Conversion Upon Specified Corporate Transactions," and "—Conversion Upon a Change in Control," once debentures are tendered for conversion, holders tendering the debentures will be entitled to receive, per $1,000 principal amount of debentures, cash and, if applicable, shares of our common stock, the aggregate value of which (the "Conversion Value") will be equal to the product of:

          (1)   the conversion rate in effect on the conversion date; and

          (2)   the average of the daily volume weighted average price of our common stock for each of the five consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the debentures are tendered for conversion (the "Five Day Weighted Average Price"). The "volume weighted average price" per share of our common stock on any trading day will be the volume weighted average price on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed by Bloomberg (Bloomberg key-strokes: CHIR Equity VAP) (or if such volume weighted average price is not available, the market value of one share on such trading day as we determine in good faith using a volume weighted method).

        Subject to certain exceptions described above and under "—Conversion Upon Satisfaction of Trading Price Condition," "—Conversion Upon Specified Corporate Transactions," and "—Conversion Upon a Change in Control," we will deliver the Conversion Value of the debentures surrendered for conversion to converting holders as follows:

          (1)   an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the debentures to be converted and (b) the aggregate principal amount of the debentures to be converted;

          (2)   if the aggregate Conversion Value of the debentures to be converted is greater than the Principal Return, an amount in whole shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"); and

          (3)   an amount in cash in lieu of any fractional shares of common stock.

        The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Weighted Average Price. The cash payment for fractional shares also will be based on the Five Day Weighted Average Price.

        The Conversion Value, Principal Return, Net Share Amount and the number of Net Shares will be determined by us at the end of the five consecutive trading day period beginning on the second trading day immediately following the day the debentures are tendered for conversion (the "Determination Date").

        We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter.

        Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the debentures and accrued interest payable on the debentures, except as described below. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited, except as described under "—Conversion upon a Change in Control." We will not adjust the conversion price or the conversion rate to account for accrued interest.

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the debentures into cash, and if applicable, common stock. The "conversion date" is the later of the Determination Date and the date on which the holder satisfies the foregoing requirements. You may obtain copies of the required form of the conversion notice from the conversion agent.

        Except as described under "—Conversion upon a Change in Control," if debentures are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such debentures must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount of debentures so converted. No such payment need be made by a holder with respect to debentures that will be redeemed after a record date but prior to the next succeeding interest payment date.

        Upon a conversion of a debenture, based on our treatment of the debentures for U.S. federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income equal to the excess, if any, of the value of the cash and stock (if any) received on the conversion over your adjusted tax basis in your debenture. For a more detailed discussion, see "Certain United States Federal Income Tax Consequences".

Conversion Rate Adjustments

        The conversion rate will be subject to adjustment upon the following events:

  •
  the payment of dividends and other distributions payable exclusively in our common stock on our common stock;

  •
  the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock at less (or having a conversion price per share less) than the current market price;

  •
  subdivisions or combinations of our common stock;

  •
  the payment of dividends and other distributions to all holders of our common stock consisting of our debt, securities or assets or certain rights to purchase our securities, except for those rights or warrants referred to in the second bullet point above and dividends and other distributions paid exclusively in cash, provided that no adjustment will be made if all holders of the debentures may participate in the transactions;

  •
  the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

  •
  the distribution consisting exclusively of cash to all or substantially all holders of our common stock.

        In the event that we elect to make a distribution described in the fourth bullet point above in which we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        In the event that we elect to make an all-cash distribution described in the sixth bullet point above, the conversion rate will be adjusted by dividing:

  •
  the conversion rate, by

  •
  a fraction, (1) the numerator of which will be the closing sale price of our common stock on the earlier of (a) the time and date on the earlier of (x) the determination of stockholders entitled to receive such distribution and (y) the ex-dividend time, or (b) the trading day immediately preceding such ex-dividend date, and (2) the denominator of which will be such closing sale price of our common stock plus the amount per share of such distribution.

        If we were to adopt a stockholders rights plan under which we issue rights providing that each share of our common stock issued upon conversion of the debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the right, there will not be any adjustment to the conversion rate as a result of:

  •
  the issuance of rights;

  •
  the distribution of separate certificates representing rights;

  •
  the exercise or redemption of rights in accordance with any rights agreement: or

  •
  the termination or invalidation of rights.

        The conversion rate will not be adjusted upon certain events, including but not limited to:

  •
  upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Chiron and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Chiron; or

  •
  upon the issuance of any shares of common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the debentures were first issued.

        We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the conversion rate will not be subject to adjustment in the case of the issuance of any common stock, or securities convertible into or exchangeable for common stock.

Determination of the Make Whole Premium

        On or prior to July 5, 2010, we will pay a make whole premium upon the repurchase of the debentures as described below under "—Change in Control" and upon the conversion of the debentures as described above under "—Conversion Upon a Change in Control." No make whole premium will be paid if the stock price (as defined below) is less than $44.84 per share, subject to adjustment. The make whole premium shall be equal to a percentage (the "additional premium") of the original principal amount of the debentures. The additional premium will be in addition to, and not in substitution for, any cash, securities, or other assets otherwise due to holders of debentures upon conversion, repurchase or redemption as described herein. The additional premium will be determined by reference to the table below and is based on the date on which the change in control occurs (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction constituting the change in control. If holders of our common stock receive only cash in the change in control, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average closing sale price of our common stock (determined as described under "—Conversion Upon Satisfaction of Market Price Condition" above) over the 10 trading days up to but not including the effective date.

        We will pay the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the change in control. If holders of our common stock have the right to elect the form of consideration received in a change in control, then for purposes of the foregoing, the consideration into which a share of our common stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of common stock participating in the distribution.

        The value of the consideration delivered with respect to the make whole premium will be calculated as follows:

  •
  securities that are traded on an a U.S. national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the 10 trading days prior to but excluding the repurchase date,

  •
  other securities, assets or property (other than cash) which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the trustee, and

  •
  100% of any cash.

        The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following table sets forth the additional premiums.

Make Whole Premium Upon Change in Control
(% of Principal Amount)

	Stock Price on Change in Control Date
Effective Date
	$44.84	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00
June 22, 2004	0.0	4.3	9.1	14.3	19.8	21.2	19.9	18.7	17.8
June 16, 2005	0.0	3.9	8.3	13.1	18.4	19.6	18.1	16.9	15.8
June 16, 2006	0.0	3.4	7.3	11.8	16.8	17.7	16.1	14.7	13.6
June 16, 2007	0.1	2.8	6.1	10.1	14.8	15.4	13.6	12.1	10.9
June 16, 2008	0.1	2.0	4.6	8.0	12.1	12.5	10.4	8.9	7.7
June 16, 2009	0.2	0.9	2.4	4.8	8.3	8.2	6.1	4.6	3.6
July 5, 2010	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	Stock Price on Change in Control Date
Effective Date
	$90.00	$95.00	$100.00	$105.00	$110.00	$120.00	$130.00	$140.00	$150.00
June 22, 2004	17.0	16.3	15.7	15.2	14.8	14.1	13.6	13.2	12.8
June 16, 2005	15.0	14.3	13.7	13.1	12.7	12.0	11.6	11.2	10.9
June 16, 2006	12.7	11.9	11.3	10.8	10.4	9.8	9.3	9.0	8.8
June 16, 2007	10.0	9.2	8.6	8.2	7.8	7.3	6.9	6.7	6.5
June 16, 2008	6.8	6.1	5.6	5.2	4.9	4.6	4.4	4.3	4.2
June 16, 2009	2.9	2.5	2.2	2.1	2.0	1.9	1.8	1.8	1.8
July 5, 2010	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

        The exact stock price and repurchase dates may not be set forth on the table, in which case

  •
  If the stock price is between two stock price amounts on the table or the repurchase date is between two dates on the table, the additional premium will be determined by straight-line interpolation between additional premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year.

  •
  If the stock price is in excess of $150.00 per share, subject to adjustment, no additional premium will be paid.

  •
  If the stock price is less 44.84 per share, subject to adjustment, no additional premium will be paid.

Redemption Rights

        We will have the right to redeem the debentures in whole or in part, at any time or from time to time, on or after July 5, 2010 upon not less than 30 nor more than 60 days' prior notice by mail, for a cash price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, up to the redemption date.

        If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

        If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before any selection of debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debentures to be so redeemed, or

  •
  register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

Repurchase Rights

        Holders have the right to require us to repurchase for cash the debentures on June 30, 2010, June 30, 2014, June 30, 2019, June 30, 2024 and June 30, 2029, each of which we refer to as a "repurchase date". We will be required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to some additional conditions.

        The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest, if any, up to the repurchase date.

        On any repurchase date, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their debentures.

        A holder's notice electing to require us to repurchase such holder's debentures must state:

  •
  if certificated debentures have been issued, the debentures certificate numbers (if not certificated, the notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of debentures to be repurchased, in multiples of $1,000; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures.

        You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (if not certificated, the notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the business day following the repurchase date, then:

  •
  the debentures will cease to be outstanding;

  •
  interest, including any interest payable pursuant to an upward interest adjustment, will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

        Our ability to repurchase debentures with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding debentures on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures at your option.

Change in Control

        If a change in control (as defined below) occurs, a holder of debentures will have the right, at its option, to require us to repurchase all of its debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest, if any, up to the repurchase date payable in cash, plus a make whole premium, if any, payable in shares of our common stock (or certain other consideration) determined as described above under "—Determination of Make Whole Premium".

        Within 30 days after the occurrence of a change in control, we are obligated to give to the holders of the debentures notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder of the debentures must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of the holder's exercise of its repurchase right, together with the debentures with respect to which the right is being exercised. We are required to repurchase the debentures on the date that is 45 days after the date of our notice (the "change in control repurchase date").

        A "change in control" will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

  •
  any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% (or 79.9% if such person is Novartis) or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the bullet point below; or

  •
  we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

  •
  that does not result in a reclassification, conversion, exchange or cancellation of outstanding common stock, or

  •
  pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

    •
    which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

        However, a change in control will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a change in control as defined above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the debentures become convertible into such shares of common stock or in the consideration based on the value of such shares.

        Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of debentures. We will comply with this rule to the extent it applies at that time.

        The foregoing provisions would not necessarily provide the holders of debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control repurchase price. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change in control purchase or the purchase at the option of the holder." In particular, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the debentures when required following a change in control, we will be in default under the indenture.

Interest Adjustment

        If the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures for any 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the interest rate on the debentures will be subject to an upward adjustment to the reset rate (as defined below) for the subsequent six-month period and potentially for each subsequent six-month period prior to the next repurchase date (or, in the case of the June 30, 2029 repurchase date, until maturity) as further explained below. If an upward interest adjustment is in effect for the six-month period immediately following any repurchase date, the upward interest adjustment will remain in effect for each subsequent six-month period until the next repurchase date (or, in the case of an upward interest adjustment in effect for the six-month period after the June 30, 2029 repurchase date, until maturity) if the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding the June 30 or December 30 on which such six-month period begins.

        However, if the average of the closing sale prices of our common stock is greater than 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding any June 30 or December 30 prior to the next repurchase date (or, in the case of the June 30, 2029 repurchase date, until maturity), then no upward interest adjustment will be in effect for the subsequent six-month period, and the interest rate on the debentures will equal the interest rate stated on the cover of this prospectus for that six-month period, although the interest rate for subsequent six-month periods until the next repurchase date may be adjusted upwards if the average of the closing sale prices of our common stock is less than or equal to 70% of the conversion price of the debentures during the measurement period for any such six-month period. If the average of the closing sale prices of our common stock is greater than 70% of the conversion price of the debentures for 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the interest rate on the debentures will not be subject to an upward interest adjustment until the next repurchase date.

        If an upward interest adjustment is in effect for a particular six-month period, we will pay interest on the principal amount of the debentures at a rate per year equal to the reset rate for such period.

        The "reset rate" applicable to any six-month period, as determined by the reset rate agent (as defined below), will be equal to an annual rate (which we call the "reference fixed rate") that would, in the sole judgment of the reset rate agent, result in a trading price of par with a hypothetical issue of our senior, non-convertible, fixed rate debt securities with the following terms:

  •
  a final maturity equal to the term from the repurchase date on which the reset rate is determined until the next repurchase date (or maturity if the repurchase date is the June 30, 2029 repurchase date);

  •
  an aggregate principal amount equal to that of the then outstanding debentures; and

  •
  provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate debt securities, substantially identical to those of the debentures.

        In no event, however, will the applicable reset rate be greater than 12% per year without our prior written consent. Also, if the reset rate agent determines in its sole judgment that there is no suitable reference fixed rate, the reset rate will be the reset rate most recently determined or, if none, a rate reasonably determined by the reset rate agent to reflect current market conditions. Such reset rate will remain in effect until the reset rate agent determines that there is a suitable reference fixed rate, at which time the reset rate agent will determine a new reset rate.

        In the event of any upward interest adjustment, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our web site or through such other public medium as we may use at that time.

Reset Rate Agent; Determinations Conclusive

        Morgan Stanley & Co. Incorporated initially will act as the reset rate agent. If requested by us, the reset rate agent will seek an indicative reference rate from one other nationally recognized investment bank engaged for such purpose by us. The determination of any applicable reset rate will be made by the reset rate agent by averaging the reference fixed rate it has determined with the indicative reference rate provided by such other investment bank. If an indicative reference rate cannot reasonably be obtained from one other nationally recognized investment bank, or if we choose not to engage such other investment bank, then the rate determined by the reset rate agent will be used. The determination of any reset rate by the reset rate agent will be conclusive and binding upon us, the reset rate agent, the trustee and the holders of the debentures, in the absence of manifest error.

        We may remove the reset rate agent at any time with or without cause upon at least 30 days' written notice to the reset rate agent. The reset rate agent may resign at any time upon at least 30 days' written notice to us. In either case, we will appoint a successor reset rate agent.

Merger and Sales of Assets by Chiron

        We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

  •
  if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred is a corporation organized and existing under the laws of the U.S., any state thereof or the District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the debentures and the performance of each of our other covenants under the indenture; and

  •
  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Events of Default

        The following are events of default with respect to the debentures:

  •
  default for 30 days in payment of any interest installment due and payable on the debentures (including after any upward interest adjustment);

  •
  default in payment of principal of the debentures and accrued interest (including after an upward interest adjustment) at maturity, upon redemption, repurchase or following a change in control, when the same becomes due and payable;

  •
  default in our performance of any other covenants or agreements in respect of the debentures contained in the indenture or the debentures for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

  •
  default by us or any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the debentures) having an outstanding principal amount of $25,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

  •
  default in the payment of any of our or any of our subsidiaries' indebtedness for money borrowed in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity if such default continues more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto; and

  •
  certain events of bankruptcy, insolvency and reorganization of us or certain of our subsidiaries.

        The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the third or fifth clause above.

        The indenture provides that if an event of default occurs and is continuing with respect to the debentures, either the trustee or the registered holders of at least 25% in aggregate principal amount of the debentures may declare the principal amount of the debentures, plus accrued and unpaid interest, if any, to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount of the debentures, plus accrued and unpaid interest, if any, will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the debentures have been cured (other than the nonpayment of principal of the debentures which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

        A holder of debentures may pursue any remedy under the indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for the debentures;

  •
  the holders of at least 25% in principal amount of the outstanding debentures make a written request to the trustee to pursue the remedy;

  •
  the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debentures do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of debentures to sue for enforcement of payment of the principal of or interest, on the holder's debenture on or after the respective due dates expressed in its debentures or the holder's right to convert its debentures in accordance with the indenture.

        The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debentures or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the debentures, or would involve the trustee in personal liability.

        The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the debentures within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

        We may amend or supplement the indenture if the holders of a majority in principal amount of the debentures consent to it. Without the consent of the holder of each debenture, however, we may not:

  •
  reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the interest rate or change the time for payment of interest on the debentures;

  •
  reduce the calculation of the value of our common stock to which reference is made in determining whether an upward interest adjustment will be made on the debentures, or change the method by which this value is calculated;

  •
  reduce the issue price, the principal amount of the debentures or change its final stated maturity;

  •
  reduce the redemption or repurchase price of the debentures or change the time at which the debentures may or must be redeemed or repurchased;

  •
  reduce the make whole premium on any debenture;

  •
  make payments on the debentures payable in currency other than as originally stated in the debentures;

  •
  impair the holder's right to institute suit for the enforcement of any payment on the debentures;

  •
  make any change in the percentage of principal amount of debentures necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

  •
  waive a continuing default or event of default regarding any payment on the debentures; or

  •
  adversely affect the conversion or repurchase provisions of the debentures.

        We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

  •
  to provide for uncertificated debentures in addition to or in place of certificated debentures or to provide for bearer debentures;

  •
  to provide any security for or guarantees of the debentures;

  •
  to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of debentures or to surrender any rights we have under the indenture;

  •
  to add events of default with respect to the debentures;

  •
  to add circumstances under which we will pay additional interest on the debentures; or

  •
  to make any change that does not adversely affect any outstanding debentures in any material respect.

        The holders of a majority in principal amount of the outstanding debentures generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Tax Treatment

        Each holder has agreed in the indenture to treat the debentures as "contingent payment debt instruments" for U.S. federal income tax purposes and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms otherwise similar to the debentures. Accordingly, each holder will be required to accrue interest at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the debentures. See "Certain United States Federal Income Tax Consequences".

        Each investor should consult its tax advisor regarding the tax treatment of an investment in the debentures and whether an investment in the debentures is advisable in light of the agreed upon tax treatment and the investor's particular tax situation.

Calculations in Respect of Debentures

        We will be responsible for making all calculations called for under the debentures, except for such calculations made by the reset rate agent. These calculations include, but are not limited to, determinations of the market prices of the debentures and of our common stock, any accrued interest payable on the debentures, the outstanding principal amount of the debentures and the conversion price of the debentures and the make whole premium. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Governing Law

        The indenture and the debentures are governed by, and will be construed in accordance with, the laws of the State of New York.

Trustee

        U.S. Bank National Association, is the trustee, registrar and paying agent.

        If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise its powers under the indenture at the request of any of the holders of debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

        If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

        We issued the debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        Debentures are exchangeable for other debentures, in the same principal amount and with the same terms but in different authorized denominations in accordance with the indenture.

        Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

        We have appointed the trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

        In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any debentures either:

  •
  during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

  •
  if the debentures have been called for redemption in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

Payment and Paying Agents

        Payments on the debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global debentures, by wire transfer. We will make interest payments to the person in whose name each debenture is registered at the close of business on the record date for each interest payment.

        The trustee will be designated as our paying agent for payments on the debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

        We will replace any debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debentures or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debentures, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debentures before a replacement debenture will be issued.

Book-Entry System

        The debentures are represented by a global security. Debentures resold under the registration statement of which this prospectus forms a part will also be represented by one or more global securities. Each global security has been or will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

        Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security will be limited to participants that have accounts with DTC or its nominee or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debentures in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither Chiron, the trustee, any paying agent nor the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants.

        If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have the debentures represented by a global security and, in such event, will issue the debentures in definitive form in exchange for the entire global security relating to the debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the debentures represented by the global security equal in principal amount to the beneficial interest and to have the debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF OUR CAPITAL STOCK

        The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions set forth in our certificate of incorporation and our bylaws, each as amended to date.

General

        Our authorized capital stock consists of 499,500,000 shares of common stock, $0.01 par value per share, 500,000 shares of restricted common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of October 29, 2004, there were 186,839,927 shares of common stock issued and outstanding and no shares of restricted common stock or preferred stock issued and outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Restricted Common Stock

        The holders of restricted common stock are entitled to certain limited voting, dividend and liquidation rights, as well as a limited right to convert or exchange restricted common stock into common stock. The specific rights and restrictions are to be determined and fixed by our board of directors in the resolution providing for the issuance of any series of restricted common stock. However, in determining and fixing these rights, the board of directors' power is restricted in the following manner:

  •
  the board of directors can provide that the restricted common stock may be converted or exchanged into common stock, however, only at a conversion or exchange ratio not exceeding one share of common stock for each share of restricted common stock;

  •
  the board of directors can provide that the holders of restricted common stock may vote at any meeting of our stockholders; however, the number of votes per share of restricted common stock shall not exceed the proportionate vote of common stock into which such restricted common stock is convertible or exchangeable;

  •
  the board of directors can provide that the holders of restricted common stock may receive dividends; provided, however, that dividends on each share of restricted common stock shall be less than the proportionate dividend on each share of common stock into which such restricted common stock is convertible or exchangeable; and

  •
  the board of directors can provide that the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding; provided however, that the amount per share paid in liquidation on each share of restricted common stock shall be less than the proportionate amount per share paid on each share of common stock into which such restricted common stock is convertible or exchangeable.

Preferred Stock

        The board of directors has the authority to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of Chiron without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power to the holders of common stock, including the loss of voting control to others. We have no present plans to issue any of the preferred stock.

Anti-Takeover Effects of Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

  •
  prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding (for purposes of calculating the shares outstanding only) shares owned:

  •
  by persons who are directors and also officers, and

  •
  by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Under Section 203, a "business combination" includes:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This discussion describes the material U.S. federal income tax consequences of owning the debentures and, to the extent described below, our common stock received upon, a conversion of the debentures. It is the opinion of Sullivan & Cromwell LLP, special tax counsel to Chiron. It applies to you only if you hold your debenture or common stock as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns debentures that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns debentures as part of a straddle or conversion transaction for tax purposes, or

  •
  a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        No statutory, administrative or judicial authority directly addresses the treatment of the debentures for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (or "IRS") with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Debentures

        Pursuant to the terms of the indenture, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and the remainder of this discussion assumes that the debentures will be so treated.

U.S. Holders

        This discussion applies to U.S. Holders.

        You are a U.S. Holder if you are a beneficial owner of a debenture and you are:

  •
  a citizen or resident of the U.S.,

  •
  a domestic corporation,

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source, or

  •
  a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

        A beneficial owner of debentures that is a non-U.S. Holder (as defined in "—Non-U.S. Holders" below) should see "Non-U.S. Holders" below.

        Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the cash interest received on the debentures for non-tax purposes and in excess of any contingent interest payments actually received in that year.

        Under the rules governing contingent payment debt obligations, you must accrue an amount of ordinary income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a debenture that equals:

  •
  the product of (i) the adjusted issue price of the debenture as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debenture, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the debenture.

        The issue price of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the debenture.

        The term "comparable yield" means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

        If you purchase your debenture at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your debenture and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly.

        We are required to provide you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from us by telephoning Investor Relations at (510) 923-3309 or submitting a written request to: Chiron Corporation, 4560 Horton Street, Emeryville, California 94608-2916, Attention: Investor Relations.

        For U.S. federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the debentures. Under U.S. federal income tax law, you may determine your own comparable yield or projected payment schedule if you timely disclose and justify the use of those other estimates to the IRS and establish that our comparable yield or schedule of projected payments is unreasonable. However, as discussed above under "Description of Debentures—Tax Treatment," you will agree in the indenture to be bound by our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes.

        Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a debenture at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

        The comparable yield and projected payment schedule are not determined for any purpose other than for the determination of your interest accruals and adjustments thereof in respect of the debentures for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to the debentures.

Adjustments to Interest Accruals on the Debentures

        If you receive actual payments with respect to a debenture in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a "net positive adjustment" equal to the amount of such excess. You would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

        If you receive actual payments with respect to a debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (1) reduce your interest income on the debentures for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of your interest income on the debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

        If the adjusted issue price of your debenture is greater than the price you paid for your debenture, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and the projected payment schedule; if the adjusted issue price of your debenture is less than the price you paid for your debenture, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Sale, Exchange, Conversion, Repurchase or Redemption

        Generally, the sale, exchange, including a conversion, repurchase or the redemption of a debenture will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of cash and our common stock by you upon a conversion or repurchase of a debenture as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, conversion or repurchase of a debenture will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (1) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received upon a conversion or repurchase, and (2) your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will generally be equal to your original purchase price for the debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the debenture to you. Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

        Your tax basis in our common stock received upon a conversion or repurchase of a debenture will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion or repurchase.

Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you.

        For example, an increase in the exchange rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the exchange rate if we pay a cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Non-U.S. Holders

        This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a debenture and are, for U.S. federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

  •
  a foreign partnership, or

  •
  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a debenture.

        If you are a U.S. Holder, this section does not apply to you.

Payments Made with Respect to the Debentures

        Under U.S. federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a non-U.S. Holder:

  •
  we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of interest and principal to you if, in the case of payments of interest:

  (1)
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  (2)
  you are not a controlled foreign corporation that is related to us through stock ownership, and

    (3)
    the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

    (a)
    you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person,

    (b)
    in the case of payments made outside the U.S. to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the U.S.), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-U.S. person,

    (c)
    the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

    (i)
    a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

    (ii)
    a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

    (iii)
    a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company,

        and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

      (d)
      the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

      (i)
      certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

      (ii)
      to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

      (e)
      the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations; and

  •
  no deduction for any U.S. federal withholding tax will be made from any gain that you realize on the sale or exchange of your debenture.

Dividends on Common Stock and Constructive Dividends

        Except as described below, if you are a non-U.S. Holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a non-U.S. Holder of the debentures and you receive a constructive dividend as a result of a change in the conversion rate of your debentures, we and other payors may withhold on other payments made on your debentures in between the date of the constructive dividend and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the U.S., and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends or any other payments, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-U.S. person, and

  •
  the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

        "Effectively connected" dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

        If you are a corporate non-U.S. Holder, "effectively connected" dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

  •
  you are an individual, you hold the common stock as a capital asset, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

        If you are a corporate non-U.S. Holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

        We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. Federal Estate Tax

        A debenture held by an individual who at death is not a citizen or resident of the U.S. will not be includible in the individual's gross estate for U.S. federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

  •
  the income on the debenture would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

        However, shares of common stock held by the decedent at the time of death will be included in the decedent's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

U.S. Holders

        In general, if you are a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal and interest on and any constructive distribution with respect to your debenture, including amounts accruing under the rules for contingent payment debt instruments, and dividends on your common stock. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your debentures before maturity or your common stock within the U.S. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Non-U.S. Holders

        In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—Non-U.S. Holders—Payments Made with Respect to the Debentures" are satisfied or you otherwise establish an exemption.

        In general, payment of the proceeds from the sale of debentures or common stock effected at a U.S. office of a broker is subject to both U.S. backup withholding and information reporting. If, however, you are a non-U.S. Holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the broker:

  (1)
  an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

  (2)
  other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the U.S. to an offshore account maintained by you unless the payor has actual knowledge that you are a U.S. person. We and other payors are required to report payments of interest and constructive distributions on your debentures and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

        In general, payment of the proceeds from the sale of debentures or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the U.S.,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

  •
  the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of debentures or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  (1)
  one or more of its partners are "United States persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  (2)
  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a U.S. office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

SELLING SECURITYHOLDERS

        The debentures were originally issued by us to the initial purchasers in a private offering exempt from the registration requirements of the Securities Act of 1933, and were immediately resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the debentures and common stock into which the debentures are convertible. When we refer to "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount of debentures beneficially owned by each selling securityholder that may be offered pursuant to this prospectus and the number of shares of common stock into which those debentures are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to December 9, 2004. The selling securityholders may offer all, some or none of the debentures or common stock into which the debentures are convertible. Because the selling securityholders may offer all or some portion of the debentures or the common stock, no estimate can be given as to the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name	Principal Amount of Debentures Owned Before Offering and Offered for Sale	Number of Shares of Common Stock Owned Before Offering(1)	Number of Shares of Common Stock Offered for Sale(1)	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering(2)
Acuity Master Fund, Ltd.	$3,550,000	52,985	52,985	0	*
Advisory Convertible Arbitrage Fund (I) L.P. (4)	$1,000,000	14,925	14,925	0	*
Akela Capital Master Fund, LTD.	$10,000,000	149,254	149,254	0	*
Allstate Insurance Company (4)	$2,500,000	248,751	37,314	211,438	*
Allstate Life Insurance Company (4)	$3,500,000	248,657	52,239	196,419	*
American Century Capital Portfolios, Inc.—Equity Income Fund (4)	$16,879,000	281,105	251,926	29,179	*
American Investors Life Insurance Co.	$500,000	7,463	7,463	0	*
Amerisure Mutual Insurance Company	$310,000	4,627	4,627	0	*
AmerUS Life Insurance Company	$2,700,000	40,299	40,299	0	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$4,530,000	67,612	67,612	0	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$180,000	2,687	2,687	0	*

Argent Classic Convertible Arbitrage Fund L.P.	$940,000	14,030	14,030	0	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$170,000	2,537	2,537	0	*
Argent LowLev Convertible Arbitrage Fund LLC	$1,270,000	18,955	18,955	0	*
Argent LowLev Convertible Arbitrage Fund Ltd.	$7,510,000	112,090	112,090	0	*
Aristeia International Limited	$45,100,000	673,136	673,136	0	*
Aristeia Trading LLC	$9,900,000	147,761	147,761	0	*
Arkansas Pers	$1,400,000	20,896	20,896	0	*
Astra Zeneca Holdings Pension	$415,000	6,194	6,194	0	*
Attorney's Title Insurance Fund	$130,000	1,940	1,940	0	*
Black Diamond Convertible Offshore LDC	$2,000,000	29,851	29,851	0	*
Black Diamond Offshore Ltd.	$1,271,000	50,238	18,970	31,268	*
Boilermakers Blacksmith Pension Trust	$1,750,000	26,119	26,119	0	*
Calyon Securities (USA) Inc. (3)	$9,000,000	134,329	134,329	0	*
Citigroup Global Markets Inc. (3)	$6,660,000	99,403	99,403	0	*
Class C Trading Company, Ltd.	$510,000	7,612	7,612	0	*
CNH CA Master Account, L.P.	$1,000,000	29,537	14,925	14,611	*
CODA Capital ND Portfolio	$300,000	4,478	4,478	0	*
CODA-KHPE Convertible Portfolio	$500,000	7,463	7,463	0	*
Context Convertible Arbitrage Fund, LP	$1,900,000	28,358	28,358	0	*
Context Convertible Arbitrage Offshore, LP	$5,200,000	77,612	77,612	0	*
Corp High Yield Fund III, Inc	$1,900,000	28,358	28,358	0	*
Corp High Yield Fund V, Inc	$3,200,000	47,761	47,761	0	*
Corp High Yield Fund VI, Inc	$3,300,000	49,254	49,254	0	*
Corp High Yield Fund, Inc	$1,800,000	26,866	26,866	0	*
Credit Suisse First Boston Europe LTD (3)(5)	$17,500,000	261,195	261,195	0	*
Credit Suisse First Boston LTD (3)(5)	$160,000	2,388	2,388	0	*
Custom Investments PCC, Ltd.	$240,000	3,582	3,582	0	*
Daimler Chrysler Corp Emp #1 Pension Plan DTE 4/1/89	$6,235,000	93,060	93,060	0	*
Davidson Kempner Institutional Partners	$3,270,000	48,806	48,806	0	*
Davidson Kempner International Limited	$4,560,000	68,060	68,060	0	*
Davidson Kempner Partners	$1,950,000	29,105	29,105	0	*
Delaware Pers	$800,000	11,940	11,940	0	*

Delta Airlines Master Trust	$450,000	6,716	6,716	0	*
Diaco Investments LP	$750,000	11,194	11,194	0	*
Double Black Diamond Offshore LDC	$6,539,000	265,817	97,597	168,220	*
Duke Endowment	$380,000	5,672	5,672	0	*
Franklin And Marshall College	$365,000	5,448	5,448	0	*
Froley Revy Investment Convertible Security Fund	$110,000	1,642	1,642	0	*
FrontPoint Convertible Arbitrage Fund, L.P.	$2,000,000	42,951	29,851	13,100	*
Geode US Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	$1,000,000	14,925	14,925	0	*
Global Bermuda Limited Partnership	$5,000,000	105,311	74,627	30,684	*
Goldman Sachs & Co. (3)(5)	$6,000,000	251,679	89,552	162,127	*
HFR CA Global Select Master Trust Account	$280,000	4,179	4,179	0	*
HFR CA Select Fund	$500,000	7,463	7,463	0	*
HFR RV Performance Master Trust	$125,000	1,866	1,866	0	*
Highbridge International LLC (4)	$20,000,000	496,126	298,508	197,618	*
HSBC Asset Management (Americas) Inc For The HSBC Multi-Strategy Arbitrage Fund (4)	$500,000	7,463	7,463	0	*
HSBC Trustee, Zola Managed Trust	$500,000	7,463	7,463	0	*
Huntrise Capital Leveraged Partners, LLC	$12,000	179	179	0	*
ICI American Holding Trust	$300,000	4,478	4,478	0	*
Indianapolis Life Insurance Company	$16,000,000	238,806	238,806	0	*
Inflective Convertible Opportunity Fund I, L.P.	$300,000	4,478	4,478	0	*
Inflective Convertible Opportunity Fund I, LTD	$25,000	373	373	0	*
Innovest Finanzdienstle	$1,180,000	17,612	17,612	0	*
Institutional Benchmarks Master Fund, Ltd.	$2,500,000	37,314	37,314	0	*
Jefferies & Company, Inc. (3)	$1,000,000	14,925	14,925	0	*
Kayne Anderson Capital Income Partners (QP), LP (4)	$675,000	10,075	10,075	0	*
Kayne Anderson Income Partners (QP) LP (4)	$75,000	1,119	1,119	0	*
Lakeshore International Limited	$20,000,000	298,508	298,508	0	*
Lighthouse Multi-Strategy Master Fund LP	$50,000	746	746	0	*
Louisiana CCRF	$160,000	2,388	2,388	0	*

Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	$900,000	13,433	13,433	0	*
Lyxor/Context Fund LTD	$1,250,000	18,657	18,657	0	*
Lyxor/Inflective Convertible Opportunity Fund Limited	$150,000	2,239	2,239	0	*
Lyxor/Quest Fund Ltd.	$975,000	14,552	14,552	0	*
Lyxor/Zola Fund, Ltd	$2,250,000	33,582	33,582	0	*
M.H. Davidson & Co., L.L.C.	$220,000	3,284	3,284	0	*
Master Senior Floating Rate Trust	$1,900,000	28,358	28,358	0	*
Merrill Lynch Bond Fund, Inc—High Income Portfolio	$7,900,000	117,911	117,911	0	*
Millenco, L.P. (3)	$2,500,000	37,314	37,314	0	*
MLQA Convertible Securities Arbitrage Ltd. (4)	$5,000,000	74,627	74,627	0	*
National Bank of Canada	$500,000	7,463	7,463	0	*
Nicholas Applegate Capital Management U.S. Investment Grade Convert	$10,000	149	149	0	*
Nomura Securities International Inc. (3)	$22,500,000	592,451	335,822	256,629	*
Nuveen Preferred & Convertible Fund JQC	$6,775,000	101,120	101,120	0	*
Nuveen Preferred & Convertible Income Fund JPC	$5,115,000	76,343	76,343	0	*
OCLC Online Computer Library Center Inc	$45,000	672	672	0	*
Partners Group Alternative Strategies PCC LTD	$620,000	9,254	9,254	0	*
Prudential Insurance Co. of America	$80,000	1,194	1,194	0	*
Quest Global Convertible Fund Ltd	$125,000	1,866	1,866	0	*
Royal Bank of Canada (Norshield)	$500,000	7,463	7,463	0	*
S.A.C. Capital Associates, LLC	$3,000,000	44,776	44,776	0	*
San Diego County Employee Retirement Association	$2,500,000	37,314	37,314	0	*
SG Americas Securities, LLC (3)	$3,500,000	52,239	52,239	0	*
Silver Convertible Arbitrage Fund, LDC	$580,000	8,657	8,657	0	*
Southern Farm Bureau Life Insurance	$695,000	10,373	10,373	0	*
State of Mississippi Health Care Trust Fund	$1,035,000	15,448	15,448	0	*
State of Oregon/Equity	$4,210,000	62,836	62,836	0	*
State Street Corp Custodian For GE Pension Trust	$3,275,000	48,881	48,881	0	*
Syngenta AG	$230,000	3,433	3,433	0	*
Thomas Weisel Partners (3)	$1,100,000	16,418	16,418	0	*
Thrivent Financial for Lutherans (4)	$3,500,000	81,462	52,239	29,223	*

UBS AG Credit Derivates (4)	$12,400,000	469,995	185,075	284,920	*
UBS AG London Branch (4)	$15,500,000	231,344	231,344	0	*
UBS AG London F/B/O HFS (4)	$12,400,000	185,075	185,075	0	*
UBS Securities LLC (4)	$2,500,000	135,027	37,314	97,714	*
Univest Convertible Arbitrage Fund II LTD (Norshield)	$150,000	2,239	2,239	0	*
Waterstone Market Neutral Fund, LP	$1,972,000	29,433	29,433	0	*
Waterstone Market Neutral MAC51, Ltd.	$2,000,000	29,851	29,851	0	*
Waterstone Market Neutral Offshore Fund, Ltd.	$16,028,000	239,224	239,224	0	*
Worldwide Transactions Ltd.	$190,000	8,607	2,836	5,771	*
Xavex Convertible Arbitrage 1 Fund, Ltd.	$500,000	7,463	7,463	0	*
Xavex Convertible Arbitrage 10 Fund	$410,000	6,119	6,119	0	*
Xavex Convertible Arbitrage 2 Fund	$260,000	3,881	3,881	0	*
Zazove Convertible Arbitrage Fund, L.P.	$9,000,000	134,329	134,329	0	*
Zazove Hedged Convertible Fund, L.P.	$3,500,000	52,239	52,239	0	*
Zazove Income Fund L.P.	$1,000,000	14,925	14,925	0	*
Zola Partners, L.P.	$3,250,000	48,508	48,508	0	*

*
Less than one percent.

(1)
Assumes conversion of all of the holder's debentures at a conversion rate of 14.9254 shares of common stock per $1,000 principal amount of debentures. This conversion rate is subject to adjustment, however, as described under "Description of Debentures—Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of debentures by us at the option of the holder. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under "Description of Debentures—Conversion Rights."

(2)
Calculated based on 186,839,927 shares of common stock outstanding as of October 29, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(3)
Selling securityholder is a broker-dealer and underwriter in this offering.

(4)
Selling securityholder is an affiliate of a broker-dealer that purchased its securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person regarding the distribution of securities.

(5)
An affiliate of this selling securityholder has provided financing and financial advisory and investment banking services for us during the past three years.

PLAN OF DISTRIBUTION

        We are registering the debentures and shares of our common stock covered by this prospectus to permit holders to conduct secondary trading of these securities from time to time after the date of the prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the debentures and the shares of our common stock covered by this prospectus. We will not receive any of the proceeds from the offering of debentures or the shares of our common stock by the selling securityholders.

        The selling securityholders, or their pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, may sell all or a portion of the debentures and shares of our common stock beneficially owned by them and offered hereby from time to time directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the debentures and shares of our common stock for whom they may act as agent. The debentures and the shares of our common stock may be sold from time to time in one or more transactions at fixed prices, which may be changed, prevailing market prices at the time of sale, varying pricing determined at the time of sale or negotiated prices. These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of debentures or shares of our common stock offered by them hereby will be the purchase price of the debentures or shares of our common stock less discounts and commissions, if any.

        The sale of the debentures or shares of common stock may be effected in one or more of the following methods:

  •
  on any national securities exchange or quotation service on which the debentures or shares of common stock may be listed or quoted at time of sale;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include crosses or block transactions. Crosses are transaction in which the same broker acts as agent on both sides of the trade.

        In connection with the sales of debentures and shares of our common stock or otherwise, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the debentures and shares of our common stock in the course of hedging their positions.

        The selling securityholders or their successors in interest may also sell the debentures and shares of our common stock short and deliver debentures and shares of our common stock to close out short positions, or loan or pledge debentures and shares of our common stock to broker-dealers that in turn may sell the debentures and shares of our common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of debentures and the shares of our common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the debentures and the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the debentures or the shares of our common stock by other means not described in this prospectus.

        In addition, any debentures or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 and Rule 144A of the Securities Act rather than pursuant to this prospectus.

        The outstanding shares of our common stock are listed for trading on the Nasdaq National Market.

        The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

        We entered into a registration rights agreement for the benefit of the securityholders to register their debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the debentures and the common stock.

        Our obligation to keep the registration statement of which this prospectus is a part effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of debentures and shares of our common stock pursuant to such registration statement.

VALIDITY OF THE DEBENTURES

        The validity of the debentures and shares of common stock issuable upon conversion of the debentures will be passed upon for us by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements and schedule of Chiron Corporation as of December 31, 2002 and 2003 and for the years then ended, appearing in Chiron Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of operations, comprehensive income, stockholders' equity and cash flows of Chiron Corporation for the year ended December 31, 2001 and the related 2001 consolidated financial statement schedule appearing in the Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon authority by said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        We are paying all of the selling securityholders' expenses related to this offering, except the selling securityholders will pay any applicable broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the debentures and shares of our common stock registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$48,780
Legal fees and expenses	25,000
Accounting fees and expenses	110,000
Printing fees	80,000
Miscellaneous fees and expenses	6,500

Total	$270,280

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        In accordance with Section 102(b)(7) of the Delaware Law, the Restated Certificate of Incorporation of Chiron Corporation ("Chiron") provides that the directors of Chiron shall not be personally liable to Chiron or its stockholders for monetary damages for violations of their fiduciary duty.

        Article VII of the Amended and Restated Bylaws of Chiron provides for indemnification of the officers and directors of Chiron to the full extent permitted by applicable law.

Item 16. Exhibits

Exhibit Number		Description
3.1		Restated Certificate of Incorporation of Chiron, as filed with the Office of the Secretary of State of Delaware on August 17, 1987, incorporated by reference to Exhibit 3.01 of Chiron's report on Form 10-K for fiscal year 1996.
3.2
Certificate of Amendment of Restated Certificate of Incorporation of Chiron, as filed with the Office of the Secretary of State of Delaware on December 12, 1991, incorporated by reference to Exhibit 3.02 of Chiron's report on Form 10-K for fiscal year 1996.
3.3
Certificate of Amendment of Restated Certificate of Incorporation of Chiron, as filed with the Office of the Secretary of State of Delaware on May 22, 1996, incorporated by reference to Exhibit 3.04 of Chiron's report on Form 10-Q for the period ended June 30, 1996.
3.4		Amended and Restated Bylaws of Chiron, incorporated by reference to Exhibit 3.04 to Chiron's report on Form 10-K for the fiscal year ended December 31, 2003.
4.1
Indenture dated as of June 22, 2004 between Chiron and U.S. Bank National Association, as Trustee, incorporated by reference to Exhibit 4.07 to Chiron's report on Form 10-Q for the period ended June 30, 2004.
4.2		Form of Convertible Debentures, incorporated by reference to Exhibit 4.09 to Chiron's report on Form 10-Q for the period ended June 30, 2004.
4.3
Registration Rights Agreement dated as of June 22, 2004 between Chiron and Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 4.08 to Chiron's report on Form 10-Q for the period ended June 30, 2004.
5.1	*	Opinion of Sullivan & Cromwell LLP as to legality of securities being issued.
8.1	*	Opinion of Sullivan & Cromwell LLP as to certain U.S. income tax matters.
12.1		Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.4	*	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1).
24.1	*	Power of Attorney.
25.1	*	Form T-1 Statement of Eligibility of Trustee under the Indenture.

*
Previously Filed

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

  (b)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, state of California, on the 10th day of December, 2004.

CHIRON CORPORATION

By	/s/ HOWARD H. PIEN Howard H. Pien President and Chief Executive Officer; Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HOWARD H. PIEN Howard H. Pien	President and Chief Executive Officer; Chairman of the Board of Directors (Principal Executive Officer)	December 10, 2004
* David V. Smith	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2004
* Raymund Breu	Director	December 10, 2004
* Vaughn D. Bryson	Director	December 10, 2004
* Lewis W. Coleman	Director	December 10, 2004
* Pierre E. Douaze	Director	December 10, 2004
* J. Richard Fredericks	Director	December 10, 2004
* Paul L. Herrling	Director	December 10, 2004
* Denise M. O'Leary	Director	December 10, 2004
* Edward E. Penhoet	Director	December 10, 2004

* Pieter J. Strijkert	Director	December 10, 2004
*By:	/s/ HOWARD H. PIEN Howard H. Pien Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description
3.1
Restated Certificate of Incorporation of Chiron, as filed with the Office of the Secretary of State of Delaware on August 17, 1987, incorporated by reference to Exhibit 3.01 of Chiron's report on Form 10-K for fiscal year 1996.
3.2
Certificate of Amendment of Restated Certificate of Incorporation of Chiron, as filed with the Office of the Secretary of State of Delaware on December 12, 1991, incorporated by reference to Exhibit 3.02 of Chiron's report on Form 10-K for fiscal year 1996.
3.3
Certificate of Amendment of Restated Certificate of Incorporation of Chiron, as filed with the Office of the Secretary of State of Delaware on May 22, 1996, incorporated by reference to Exhibit 3.04 of Chiron's report on Form 10-Q for the period ended June 30, 1996.
3.4		Amended and Restated Bylaws of Chiron, incorporated by reference to Exhibit 3.04 to Chiron's report on Form 10-K for the fiscal year ended December 31, 2003.
4.1
Indenture dated as of June 22, 2004 between Chiron and U.S. Bank National Association, as Trustee, incorporated by reference to Exhibit 4.07 to Chiron's report on Form 10-Q for the period ended June 30, 2004.
4.2		Form of Convertible Debentures, incorporated by reference to Exhibit 4.09 to Chiron's report on Form 10-Q for the period ended June 30, 2004.
4.3
Registration Rights Agreement dated as of June 22, 2004 between Chiron and Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 4.08 to Chiron's report on Form 10-Q for the period ended June 30, 2004.
5.1	*	Opinion of Sullivan & Cromwell LLP as to legality of securities being issued.
8.1	*	Opinion of Sullivan & Cromwell LLP as to certain U.S. income tax matters.
12.1		Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.4	*	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1).
24.1	*	Power of Attorney.
25.1	*	Form T-1 Statement of Eligibility of Trustee under the Indenture.

*
Previously Filed

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING INFORMATION
SUMMARY
Chiron Corporation
The Debentures
RISK FACTORS
Risks Related To This Offering
Risks Relating to Our Business
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBENTURES
DESCRIPTION OF OUR CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE DEBENTURES
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS